Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-162195

Pricing Supplement No. 347 dated September 29, 2009

to Prospectus Supplement dated September 29, 2009

to Prospectus dated September 29, 2009

25,000,000

ELEMENTSSM

Linked to the

Benjamin GrahamSM Small Cap Value Index—Total Return

due August 14, 2023

The ELEMENTSSM Linked to the Benjamin GrahamSM Small Cap Value Index—Total Return due August 14, 2023 (the “Securities”) do not guarantee any return of principal at maturity and do not pay any interest during their term. Instead, you will receive a cash payment at maturity or upon repurchase by Deutsche Bank AG, London Branch based on the performance of the Benjamin Graham Small Cap Value Index—Total Return less an investor fee. The principal terms of the Securities are as follows:

Issuer: Deutsche Bank AG, London Branch (“Deutsche Bank”).

CUSIP Number: 25154H 59 0

Underlying Index: The return on the Securities is linked to the performance of the Benjamin Graham Small Cap Value Index—Total Return (the “Index”). The Index tracks the value of a portfolio of small-cap U.S. stocks that are selected according to the Benjamin Graham Methodology (the “Methodology”). The Methodology seeks to identify businesses with strong, liquid balance sheets that trade at a discount to their implied intrinsic value, implementing the investment principles of Benjamin Graham through a quantitative, objective process utilizing modern portfolio theory and statistical analysis. The Index and the Methodology are described further in this pricing supplement, and the Index is published on Bloomberg under the symbol “BGVS <Index>”.

Payment at Maturity: If your Securities have not previously been repurchased by Deutsche Bank, either at your option or at our option, at maturity, subject to the credit of the Issuer, you will receive a cash payment equal to the principal amount of your Securities times the index factor on the final valuation date times the fee factor on the final valuation date.

Secondary Market: The Securities are listed on NYSE Arca under the ticker symbol “BSC”. To the extent there is an active secondary market in the Securities, we expect that investors will purchase and sell the Securities primarily in this secondary market.

Repurchase of the Securities at Your Option: Subject to the requirements described below, you may offer $2,500,000 stated principal amount (250,000 Securities) or more of your Securities to Deutsche Bank for repurchase on any business day during the term of the Securities until July 24, 2023. If you elect to offer your Securities for repurchase, and the requirements for acceptance by Deutsche Bank are met, you will receive a cash payment in an amount equal to the daily repurchase value, which is the principal amount of your Securities to be repurchased times the index factor on the applicable valuation date times the fee factor on the applicable valuation date.

Repurchase of the Securities at Our Option: If, at any time on or after August 8, 2011, the aggregate principal amount of the Securities outstanding is equal to or less than $5,000,000 (500,000 Securities), we will have the right to repurchase the Securities in whole and not in part on any business day. This option will expire on July 24, 2023. Upon such repurchase, you will receive a cash payment in an amount equal to the daily repurchase value on the applicable valuation date.

Repurchase Mechanics: Repurchase at Your Option: To offer your Securities to Deutsche Bank for repurchase on a repurchase date, you and your broker must deliver an irrevocable offer for repurchase to Deutsche Bank Securities Inc. (“DBSI”) no later than 4:00 p.m., New York City time, on the business day immediately preceding the applicable valuation date and follow the procedures set forth under “Specific Terms of the Securities—Repurchase Procedures.” If you fail to comply with these procedures, your offer will be deemed ineffective and Deutsche Bank will not be obligated to repurchase your Securities. Unless the scheduled repurchase date is postponed due to a market disruption event as described herein, the final day on which Deutsche Bank will repurchase your Securities will be July 28, 2023. As such, should you wish to have Deutsche Bank repurchase your Securities, you must offer your Securities for repurchase no later than July 24, 2023 (and, in accordance with the repurchase procedures described herein, your offer must be delivered to DBSI no later than 4:00 p.m. on the business day immediately preceding July 24, 2023).

Repurchase at Our Option: If we exercise our right to repurchase the Securities, we will deliver an irrevocable call notice to the Depository Trust Company (“DTC”) (the holder of the global note). The valuation date applicable to such repurchase shall be the business day immediately succeeding the date the irrevocable call notice is delivered to DTC, subject to postponement due to a market disruption event. The last day on which we can deliver a repurchase notice is July 24, 2023.

(cover continued on next page)

Deutsche Bank Securities

Nuveen Investments	BofA Merrill Lynch

As Agents for

Deutsche Bank AG, London Branch

Pricing Supplement dated September 29, 2009

ELEMENTSSM and   are service marks of Merrill Lynch, Pierce, Fenner & Smith Incorporated

(continued from previous page)

Valuation Date: Valuation date means each trading day from August 14, 2008 to July 25, 2023 inclusive and August 8, 2023. We refer to August 8, 2023, as the “final valuation date.” If there is a market disruption event occurring on a valuation date, such valuation date, including the final valuation date, may be postponed as provided herein.

Repurchase Date: A repurchase date is the third business day following a valuation date. Unless the scheduled repurchase date is postponed due to a market disruption event as described herein, the final day on which Deutsche Bank will repurchase your Securities will be July 28, 2023.

Inception Date: August 6, 2008.

Initial Settlement Date: August 12, 2008.

Index Factor: The index factor on any given day, other than the final valuation date, will be equal to the closing level of the Index on that day divided by the initial index level. The index factor on the final valuation date will equal the average of the closing levels of the Index for the five trading days prior to and including the final valuation date divided by the initial index level. The initial index level is 216.00, the closing level of the Index on the inception date.

Fee Factor: The fee factor is equal to one minus the aggregate investor fee, which is the product of (i) the annual investor fee and (ii) the number of days elapsed from the inception date to and including the applicable valuation date divided by 365. The annual investor fee is equal to 0.75%.

Because the investor fee reduces the amount of your return at maturity or upon repurchase by Deutsche Bank, the level of the Index must increase by an amount sufficient to offset the aggregate investor fee applicable to your Securities in order for you to receive at least the principal amount of your investment at maturity or upon repurchase. If the level of the Index decreases or does not increase sufficiently, you will receive less than the principal amount of your investment at maturity or upon repurchase by Deutsche Bank.

Trading Day: A trading day is a day on which (i) the level of the Index is calculated and published, (ii) trading is generally conducted on the New York Stock Exchange, NYSE Arca and the Nasdaq Stock Market and (iii) trading is generally conducted on the markets on which the stocks underlying the Index are traded, in each case as determined by the Calculation Agent in its sole discretion.

Business Day: A business day is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City or London, England generally are authorized or obligated by law, regulation or executive order to close.

You may lose some or all of your principal if you invest in the Securities. See “Risk Factors” beginning on page PS-11 of this pricing supplement for risks relating to an investment in the Securities.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. The Securities are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We sold 400,000 Securities on the inception date through Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) and Nuveen Investments LLC (“Nuveen Investments”) and through one or more dealers purchasing as principals through MLPF&S and Nuveen Investments at their stated principal amount of $10.00 each. Additional Securities have been and may continue to be offered and sold from time to time through our affiliate, DBSI, and one or more dealers at then-current market price which may be significantly higher or lower than the stated principal amount of $10.00. As of September 29, 2009, there were approximately 150,000 Securities outstanding. We will receive proceeds equal to 100% of the offering price of Securities sold after the inception date.

MLPF&S and each dealer in the initial distribution charged, and DBSI and any other dealer involved in any subsequent distribution charged, and are expected to charge, normal commissions for the purchase of the Securities. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Nuveen Investments, each a member of the Financial Industry Regulatory Authority (“FINRA”), will receive a portion of the investor fee. DBSI is our affiliate. Please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement for more information.

You should read this pricing supplement together with the prospectus dated September 29, 2009, as supplemented by the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which the Securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus supplement dated September 29, 2009:

http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

•	Prospectus dated September 29, 2009:

http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

You should carefully consider, among other things, the matters set forth in “Risk Factors” in this pricing supplement, as the Securities involve risks not associated with an investment in conventional securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

SUMMARY

The following is a summary of terms of the ELEMENTS SM Linked to the Benjamin GrahamSM Small Cap Value Index—Total Return due August 14, 2023 (the “Securities”), as well as a discussion of risks and other considerations you should take into account when deciding whether to invest in the Securities. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this pricing supplement and the accompanying prospectus supplement and prospectus. References to the “prospectus” mean our accompanying prospectus, dated September 29, 2009, and references to the “prospectus supplement” mean our accompanying prospectus supplement, dated September 29, 2009, which supplements the prospectus.

We may, without your consent, create and issue securities in addition to those offered by this pricing supplement having the same terms and conditions as the Securities. We may consolidate the additional securities to form a single class with the outstanding Securities.

This section summarizes the following aspects of the Securities:

•	What are the Securities and how do they work?

•	How do you sell your Securities?

•	How do you offer your Securities for repurchase by Deutsche Bank?

•	What are some of the risks of the Securities?

•	Is this the right investment for you?

•	What are the tax consequences of an investment in the Securities?

•	How do you calculate the payment on the Securities?

What are the Securities and how do they work?

The Securities are senior unsecured obligations of Deutsche Bank, acting through its London branch, that are linked to the performance of the Benjamin Graham Small Cap Value Index—Total Return (the “Index”).

The Index tracks the value of a portfolio of small-cap U.S. stocks that are selected according to the Benjamin Graham Methodology (the “Methodology”). The Methodology seeks to identify businesses with strong, liquid balance sheets that trade at a discount to their implied intrinsic value, implementing the investment principles of Benjamin Graham through a quantitative, objective process utilizing modern portfolio theory and statistical analysis. The Methodology consists of four steps: (i) Universe Screening, (ii) Stock Selection, (iii) Semi-Annual Re-allocation, and (iv) Annual Reconstitution. The Index and the Methodology are described further in this pricing supplement. The Index was developed by Nuveen HydePark Group, LLC (“HydePark” or the “Index Sponsor”) and is calculated, maintained and published by Dow Jones Indexes (the “Index Calculation Agent”), a business unit of Dow Jones & Company, Inc.

If your Securities have not been previously repurchased by Deutsche Bank, either at your election or at our option, at maturity, subject to the credit of the Issuer, you will receive a cash payment equal to the principal amount of your Securities times the index factor determined on the final valuation date times the fee factor on the final valuation date.

Prior to maturity, you may, subject to certain restrictions, offer your Securities for repurchase by Deutsche Bank on any business day during the term of the Securities, until July 24, 2023 for repurchase on July 28, 2023, provided that you offer at least $2,500,000 stated principal amount of Securities (250,000 Securities) in integral multiples of $10.00 for repurchase and follow the procedures described below. If you choose to offer your Securities for repurchase, you will receive a cash payment on such date in an amount equal to the daily repurchase value, which is the principal amount of your Securities times the index factor on the applicable valuation date times the fee factor on the applicable valuation date.

Deutsche Bank has the right to repurchase your Securities in whole and not in part on any business day during the term of the Securities beginning on August 12, 2011 and ending on July 28, 2023, if, at any time on or after August 8, 2011, the aggregate principal amount of the Securities outstanding is equal to or less than $5,000,000 (500,000 Securities). If we exercise our right to repurchase your Securities, you will receive a cash payment in an amount equal to the daily repurchase value on the applicable valuation date.

The index factor on any given day, other than the final valuation date, will be equal to the closing level of the Index on that day divided by the initial index level. The index factor on the final valuation date will equal the average of the closing levels of the index for the five trading days prior to and including the final valuation date (the “calculation period”) divided by the initial index level. If a market disruption event occurs or is continuing during the calculation period, the Calculation Agent (as defined below) will postpone the final valuation date until there are five trading days on which there is no market disruption event occurring, for up to five scheduled trading days. If the final valuation date is postponed due to a market disruption event, the maturity date will also be postponed by an equal number of business days up to five business days.

The initial index level is 216.00, the closing index level on the inception date.

The fee factor is equal to one minus the aggregate investor fee, which is the product of (i) the annual investor fee and (ii) the number of days elapsed from the inception date to and including the applicable valuation date divided by 365. The annual investor fee is equal to 0.75%.

A repurchase date is the third business day following a valuation date. A valuation date is each trading day from August 14, 2008 to July 25, 2023 inclusive and August 8, 2023. Unless the scheduled repurchase date is postponed due to a market disruption event, the final day on which Deutsche Bank will repurchase your Securities will be July 28, 2023. A valuation date may be postponed due to a market disruption event up to five scheduled trading days. If postponement of a valuation date due to a market disruption occurs, such postponement will continue until the next trading day on which there is no market disruption, for up to five scheduled trading days. If a market disruption event causes the postponement of the valuation date for more than five scheduled trading days, the level of the Index for such repurchase date will be determined (or, if not determinable, estimated) by the Calculation Agent in a manner which it considers commercially reasonable under the circumstances on such valuation date, as postponed. If a valuation date is postponed, the corresponding repurchase date will also be postponed so that such repurchase date occurs on the third business day following the valuation date as postponed.

We will not pay you interest during the term of the Securities.

For a further description of how your payment at maturity will be calculated, see “—How Do You Calculate the Payment on the Securities?—Hypothetical Examples” below and “Specific Terms of the Securities” in this pricing supplement.

Because the investor fee reduces the amount of your return at maturity or upon repurchase by Deutsche Bank, either at your election or at our option, the level of the Index must increase by an amount sufficient to offset the aggregate investor fee applicable to your Securities in order for you to receive at least the principal amount of your investment at maturity or upon repurchase by Deutsche Bank. If the level of the Index decreases or does not increase sufficiently, you will receive less than the principal amount of your investment at maturity or upon repurchase by Deutsche Bank.

How do you sell your Securities?

The Securities are listed on NYSE Arca. To the extent there is an active secondary market in the Securities, we expect that investors will purchase and sell the Securities primarily in this secondary market.

How do you offer your Securities for repurchase by Deutsche Bank?

If you wish to offer your Securities to Deutsche Bank for repurchase, you and your broker must follow the following procedures:

•	your broker must deliver an irrevocable Offer for Repurchase, a form of which is attached as Annex A to this pricing supplement, to DBSI by 4:00 p.m., New York City time, on the business day immediately preceding the valuation date three business days prior to the applicable repurchase date. One portion of the Offer for Repurchase must be completed by you as beneficial owner of the Securities and the other portion must be completed by your broker. You must offer at least $2,500,000 stated principal amount of your Securities (250,000 Securities) in integral multiples of $10.00 for repurchase by Deutsche Bank. DBSI must acknowledge receipt from your broker in order for your offer to be effective;

•	your broker must book a delivery vs. payment trade with respect to your Securities on the applicable valuation date at a price equal to the applicable daily repurchase value, facing DBSI; and

•

your broker must cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. New York City time on the applicable repurchase date (the third business day following the valuation date).

Different brokers and DTC participants may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm or other DTC participant through which you own your interest in the Securities in respect of such deadlines. If DBSI does not receive your offer for repurchase by 4:00 p.m., New York City time, on the business day immediately preceding the applicable valuation date, your notice will not be effective and we will not accept your offer to repurchase your Securities on the applicable repurchase date. Any repurchase instructions that we receive in accordance with the procedures described above will be irrevocable.

Unless the scheduled repurchase date is postponed due to a market disruption event as described herein, the final day on which Deutsche Bank will repurchase your Securities will be July 28, 2023. As such, should you wish to have Deutsche Bank repurchase your Securities, you must offer your Securities for repurchase no later than July 24, 2023.

What are some of the risks of the Securities?

An investment in the Securities involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” in this pricing supplement.

•

Uncertain Principal Repayment – Your principal is not protected. If the level of the Index decreases, or does not increase by an amount greater than the aggregate investor fee applicable to your Securities, you will receive less, and could receive substantially less, than your original investment in the Securities upon maturity or repurchase by Deutsche Bank, either at your election or at our option.

•	No Interest Payments – You will not receive any periodic interest payments on the Securities.

•

Credit Risk of the Issuer – The Securities are senior unsecured obligations of Deutsche Bank, acting through its London branch. Any payments you are entitled to receive on your Securities are subject to the ability of Deutsche Bank to pay its obligations as they come due. This risk is in addition to the risks posed by the Index.

•

Underlying Index and Market Risk – The return on the Securities is linked to the performance of the Index which, in turn, is linked to the prices of the common stocks that make up the Index. Prices may change unpredictably, affecting the level of the stocks that make up the Index and, consequently, the value of your Securities in unforeseeable ways. The Index Sponsor may suspend or discontinue the calculation or publication of the Index, making it difficult to determine the market value of the Index and of your Securities which, may in turn, adversely affect the market price of your Securities.

•

There May Not Be an Active Trading Market for the Securities – Although the Securities are listed on NYSE Arca, there may not be an active trading market for the Securities. Our affiliates and the broker-dealers distributing the Securities may engage in limited purchase and resale transactions. However, they are not required to do so and, if they engage in such transactions, they may stop at any time. We are not required to maintain any listing of the Securities on NYSE Arca or any other exchange.

•

Restrictions on Repurchases by Deutsche Bank – You must offer at least $2,500,000 stated principal amount of Securities (250,000 Securities) to Deutsche Bank for your offer for repurchase to be considered.

•

Your Offer for Repurchase Is Irrevocable – You will not be able to rescind your offer for repurchase after it is received by DBSI, so you will be exposed to market risk in the event market conditions change after DBSI receives your offer.

•

Call Risk – Your Securities may be repurchased by Deutsche Bank, if, at any time on or after August 8, 2011, the aggregate principal amount of the Securities outstanding is equal to or less than $5,000,000 (500,000 Securities).

•

Conflicts of Interest – We own, directly or indirectly, all of the outstanding equity securities of DBSI. Any offering in which DBSI participates will be conducted in compliance with the requirements of NASD Rule 2720 of FINRA regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. See “Supplemental Plan of Distribution (Conflicts of Interest).”

•

Uncertain Tax Treatment – Significant aspects of the tax treatment of the Securities are uncertain, and the Internal Revenue Service (“IRS”) or a court might not uphold the tax consequences described in this pricing supplement.

Is this the right investment for you?

The Securities may be a suitable investment for you if:

•	You seek an investment with a return linked to the performance of the Index;

•	You believe the level of the Index will increase by an amount sufficient to offset the aggregate investor fee and to provide you with a satisfactory return on your investment during the term of the Securities;

•	You are willing to accept the risk of fluctuations in the level of the Index;

•	You do not seek current income from this investment; and

•

You are willing to accept the risk that Deutsche Bank may call your Securities for repurchase at any time on or after August 8, 2011, if the aggregate principal amount of the Securities outstanding is equal to or less than $5,000,000 (500,000 Securities).

The Securities may not be a suitable investment for you if:

•	You are not willing to be exposed to fluctuations in the level of the Index;

•	You seek a guaranteed return of principal;

•	You believe the level of the Index will decrease or will not increase by an amount sufficient to offset the aggregate investor fee during the term of the Securities;

•	You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings;

•	You seek current income from your investment; or

•

You are not willing to be exposed to the risk that Deutsche Bank may call your Securities for repurchase at any time on or after August 8, 2011, if the aggregate principal amount of the Securities outstanding is equal to or less than $5,000,000 (500,000 Securities).

What Are the Tax Consequences of an Investment in the Securities?

You should review carefully the section of this pricing supplement entitled “U.S. Federal Income Tax Consequences.” Although the tax consequences of an investment in the Securities are uncertain, we believe it is reasonable to treat the Securities as prepaid financial contracts for U.S. federal income tax purposes. Based on current law, under this treatment you should not recognize taxable income prior to the retirement of your Securities, other than pursuant to a sale or exchange, and your gain or loss on the sale, exchange or retirement of the Securities should be capital gain or loss and should be long-term capital gain or loss if you have held the Securities for more than one year. If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of ownership and disposition of the Securities could be affected materially and adversely. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the tax treatment described in this pricing supplement.

In December 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments; the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Securities.

For a discussion of German tax considerations relating to the Securities, you should refer to the section of the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. Both U.S. and non-U.S. holders should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of investing in the Securities (including possible alternative treatments and the issues presented by the December 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

How do you calculate the payment on the Securities?

Set forth below is an explanation of the steps necessary to calculate the payment on the Securities at maturity or upon repurchase by Deutsche Bank.

Step 1: Calculate the fee factor

The fee factor is equal to one minus the aggregate investor fee, which is the product of (i) the annual investor fee and (ii) the number of days elapsed from the inception date to and including the applicable valuation date divided by 365. The annual investor fee is equal to 0.75%.

Step 2: Calculate the index factor

The index factor on any given day, other than the final valuation date, will be equal to the closing level of the Index on that day divided by the initial index level. The index factor on the final valuation date will equal the average of the closing levels of the Index for the five trading days prior to and including the final valuation date divided by the initial index level. The initial index level is 216.00, the closing level of the Index on the inception date.

Step 3: Calculate the payment

You will receive a cash payment at maturity or upon repurchase by Deutsche Bank, as applicable, equal to the principal amount of your Securities times the index factor on the applicable valuation date times the fee factor on the applicable valuation date.

Because the investor fee reduces the amount of your return at maturity or upon repurchase by Deutsche Bank, either at your election or at our option, the level of the Index must increase by an amount sufficient to offset the aggregate investor fee applicable to your Securities in order for you to receive at least the principal amount of your investment at maturity or upon repurchase of your Securities by Deutsche Bank. If the level of the Index decreases or does not increase sufficiently, you will receive less than the principal amount of your investment at maturity or upon repurchase of your Securities by Deutsche Bank.

Hypothetical Examples

The following examples show how the Securities would perform in hypothetical circumstances. We have included two examples in which the Index has increased by approximately 450% at maturity, as well as two examples in which the Index has decreased by approximately 50% at maturity. These examples highlight the behavior of the indicative value in different circumstances, but they are not indicative of actual results. The figures in these examples have been rounded for convenience. Figures for year 15 are as of the final valuation date, and given the indicated assumptions, a holder will receive payment at maturity as indicated in column F, according to the indicated formula.

Example 1. Assumptions: This example assumes that the Index has increased by approximately 450%.

Annual Investor Fee	Days	Principal	Initial Index Level
0.75%	365	$10.00	216.00

N = the actual number of days elapsed from the inception date to and including the applicable valuation date. For purposes of the calculation in this table, each year is assumed to have 365 days.

A Year	B Index Level	C Index Factor	D Aggregate Investor Fee	E Fee Factor	F Indicative Value	G Annualized Index Return	H Annualized Product Return
		B / Initial Index Level	0.75% * (N / 365)	1 – D	Principal * C * E
0	216.00	1.00	0.00%	100.00%	10.00
1	198.25	0.92	0.75%	99.25%	9.11	-8.22%	-8.91%
2	222.89	1.03	1.50%	98.50%	10.16	1.58%	0.82%
3	219.01	1.01	2.25%	97.75%	9.91	0.46%	-0.30%
4	279.26	1.29	3.00%	97.00%	12.54	6.63%	5.82%
5	348.16	1.61	3.75%	96.25%	15.51	10.02%	9.18%
6	454.66	2.10	4.50%	95.50%	20.10	13.21%	12.34%
7	564.64	2.61	5.25%	94.75%	24.77	14.71%	13.83%
8	559.51	2.59	6.00%	94.00%	24.35	12.63%	11.77%
9	714.77	3.31	6.75%	93.25%	30.86	14.22%	13.34%
10	771.88	3.57	7.50%	92.50%	33.06	13.58%	12.70%
11	739.54	3.42	8.25%	91.75%	31.41	11.84%	10.97%
12	974.41	4.51	9.00%	91.00%	41.05	13.38%	12.49%
13	1,276.19	5.91	9.75%	90.25%	53.32	14.64%	13.74%
14	1,245.94	5.77	10.50%	89.50%	51.63	13.33%	12.44%
15	1,188.00	5.50	11.25%	88.75%	48.81	12.04%	11.15%

Hypothetical Examples

Example 2. Assumptions: This example assumes that the Index has increased by approximately 450%, but at a different rate of increase than in Example 1.

Annual Investor Fee	Days	Principal	Initial Index Level
0.75%	365	$10.00	216.00

N = the actual number of days elapsed from the inception date to and including the applicable valuation date. For purposes of the calculation in this table, each year is assumed to have 365 days.

A Year	B Index Level	C Index Factor	D Aggregate Investor Fee	E Fee Factor	F Indicative Value	G Annualized Index Return	H Annualized Product Return
		B / Initial Index Level	0.75% * (N / 365)	1 – D	Principal * C * E
0	216.00	1.00	0.00%	100.00%	10.00
1	198.25	0.92	0.75%	99.25%	9.11	-8.22%	-8.91%
2	204.02	0.94	1.50%	98.50%	9.30	-2.81%	-3.54%
3	185.90	0.86	2.25%	97.75%	8.41	-4.88%	-5.60%
4	162.70	0.75	3.00%	97.00%	7.31	-6.84%	-7.55%
5	139.04	0.64	3.75%	96.25%	6.20	-8.43%	-9.13%
6	168.12	0.78	4.50%	95.50%	7.43	-4.09%	-4.82%
7	215.13	1.00	5.25%	94.75%	9.44	-0.06%	-0.82%
8	163.52	0.76	6.00%	94.00%	7.12	-3.42%	-4.16%
9	206.91	0.96	6.75%	93.25%	8.93	-0.48%	-1.25%
10	175.42	0.81	7.50%	92.50%	7.51	-2.06%	-2.82%
11	262.85	1.22	8.25%	91.75%	11.17	1.80%	1.01%
12	386.18	1.79	9.00%	91.00%	16.27	4.96%	4.14%
13	626.58	2.90	9.75%	90.25%	26.18	8.54%	7.68%
14	746.88	3.46	10.50%	89.50%	30.95	9.27%	8.40%
15	1,188.00	5.50	11.25%	88.75%	48.81	12.04%	11.15%

Hypothetical Examples

Example 3. Assumptions: This example assumes that the Index has decreased by approximately 50%.

Annual Investor Fee	Days	Principal	Initial Index Level
0.75%	365	$10.00	216.00

N = the actual number of days elapsed from the inception date to and including the applicable valuation date. For purposes of the calculation in this table, each year is assumed to have 365 days.

A Year	B Index Level	C Index Factor	D Aggregate Investor Fee	E Fee Factor	F Indicative Value	G Annualized Index Return	H Annualized Product Return
		B / Initial Index Level	0.75% * (N / 365)	1 – D	Principal * C * E
0	216.00	1.00	0.00%	100.00%	10.00
1	198.25	0.92	0.75%	99.25%	9.11	-8.22%	-8.91%
2	185.97	0.86	1.50%	98.50%	8.48	-7.21%	-7.91%
3	174.45	0.81	2.25%	97.75%	7.89	-6.87%	-7.58%
4	163.65	0.76	3.00%	97.00%	7.35	-6.70%	-7.41%
5	153.51	0.71	3.75%	96.25%	6.84	-6.60%	-7.31%
6	144.01	0.67	4.50%	95.50%	6.37	-6.53%	-7.25%
7	138.44	0.64	5.25%	94.75%	6.07	-6.16%	-6.88%
8	129.86	0.60	6.00%	94.00%	5.65	-6.16%	-6.88%
9	153.99	0.71	6.75%	93.25%	6.65	-3.69%	-4.43%
10	163.53	0.76	7.50%	92.50%	7.00	-2.74%	-3.50%
11	183.79	0.85	8.25%	91.75%	7.81	-1.46%	-2.23%
12	189.40	0.88	9.00%	91.00%	7.98	-1.09%	-1.86%
13	177.67	0.82	9.75%	90.25%	7.42	-1.49%	-2.27%
14	166.66	0.77	10.50%	89.50%	6.91	-1.84%	-2.61%
15	108.00	0.50	11.25%	88.75%	4.44	-4.52%	-5.27%

Hypothetical Examples

Example 4. Assumptions: This example assumes that the Index has decreased by approximately 50%, but at a different rate of decrease than in Example 3.

Annual Investor Fee	Days	Principal	Initial Index Level
0.75%	365	$10.00	216.00

N = the actual number of days elapsed from the inception date to and including the applicable valuation date. For purposes of the calculation in this table, each year is assumed to have 365 days.

A Year	B Index Level	C Index Factor	D Aggregate Investor Fee	E Fee Factor	F Indicative Value	G Annualized Index Return	H Annualized Product Return
		B / Initial Index Level	0.75% * (N / 365)	1 – D	Principal * C * E
0	216.00	1.00	0.00%	100.00%	10.00
1	198.25	0.92	0.75%	99.25%	9.11	-8.22%	-8.91%
2	223.46	1.03	1.50%	98.50%	10.19	1.71%	0.95%
3	254.48	1.18	2.25%	97.75%	11.52	5.62%	4.82%
4	230.93	1.07	3.00%	97.00%	10.37	1.68%	0.91%
5	198.87	0.92	3.75%	96.25%	8.86	-1.64%	-2.39%
6	226.48	1.05	4.50%	95.50%	10.01	0.79%	0.02%
7	195.05	0.90	5.25%	94.75%	8.56	-1.45%	-2.20%
8	184.53	0.85	6.00%	94.00%	8.03	-1.95%	-2.70%
9	158.92	0.74	6.75%	93.25%	6.86	-3.35%	-4.10%
10	180.97	0.84	7.50%	92.50%	7.75	-1.75%	-2.52%
11	208.12	0.96	8.25%	91.75%	8.84	-0.34%	-1.11%
12	213.32	0.99	9.00%	91.00%	8.99	-0.10%	-0.89%
13	183.71	0.85	9.75%	90.25%	7.68	-1.24%	-2.01%
14	132.71	0.61	10.50%	89.50%	5.50	-3.42%	-4.18%
15	108.00	0.50	11.25%	88.75%	4.44	-4.52%	-5.27%

RISK FACTORS

The Securities are senior unsecured obligations of Deutsche Bank, acting through its London branch. The Securities are riskier than ordinary unsecured debt securities. The return on the Securities is linked to the performance of the Index. Investing in the Securities is not equivalent to investing directly in the common stocks that make up the Index (each, an “Index Component” and together the “Index Components”) or the Index itself. See “The Index” below for more information.

This section describes the most significant risks relating to an investment in the Securities. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus and prospectus supplement before investing in the Securities.

Even if the level of the Index at maturity or upon repurchase by Deutsche Bank exceeds the initial index level, you may receive less than the principal amount of your Securities

Because the investor fee reduces the amount of your return at maturity or upon repurchase by Deutsche Bank, the level of the Index must increase by an amount sufficient to offset the aggregate investor fee applicable to your Securities in order for you to receive at least the principal amount of your investment at maturity or upon repurchase of your Securities by Deutsche Bank. If the level of the Index decreases or does not increase sufficiently to offset the impact of the aggregate investor fee, you will receive less, and possibly significantly less, than the principal amount of your investment at maturity or upon repurchase of your Securities by Deutsche Bank.

The principal of your Securities is not protected and you may lose all or a significant portion of your investment in the Securities

The principal of your Securities is not protected. Our cash payment on your Securities on the maturity date or repurchase date, if any, will be primarily based on any increase or decrease in the level of the Index. You may lose all or a significant amount of your investment in the Securities if the level of the Index decreases substantially.

The Securities represent an investment in Deutsche Bank AG, not an investment in any underlying assets, and are therefore subject to the credit risk of Deutsche Bank AG

The Securities are senior unsecured obligations of Deutsche Bank AG, acting through its London branch. The Securities are not an investment in any underlying assets and do not give rise to any claim in any underlying assets. Any payment on, and the value of, the Securities is ultimately dependent upon the credit of Deutsche Bank AG, acting through its London branch. If Deutsche Bank AG were to become unable to satisfy its obligations as they fall due, the value of the Securities would be substantially impaired and you may not recover the then-current repurchase value of the Securities or the value of your initial investment in the Securities, regardless of the performance of the Index.

You will not benefit from any increase in the level of the Index if such increase is not reflected in the level of the Index on the applicable valuation date

If on the applicable valuation date the Index has not increased by an amount sufficient to offset the impact of the aggregate investor fee between the inception date and the applicable valuation date (including the final valuation date), we will pay you less than the principal amount of your Securities at maturity or upon repurchase by Deutsche Bank. Even if the level of the Index as of a particular date or dates prior to the applicable valuation date (including the final valuation date) would have been high enough to offset the impact of the aggregate investor fee, you may still receive less than the principal amount of your investment at maturity or upon repurchase by Deutsche Bank, because the Calculation Agent will determine the payment amount by comparing the initial index level only with the closing level of the Index on the applicable valuation date (or, in the case of the final valuation date, with the average of the closing levels of the Index for the five trading days prior to and including the final valuation date). No other closing level of the Index will be taken into account. In addition, because the index factor on the final valuation date will equal the average of the closing levels of the Index for the five trading days prior to and including the final valuation date divided by the initial index level, the index factor on the final valuation date could be lower than the closing level of the Index on that day divided by the initial index level.

There are restrictions on the minimum number of Securities you may offer to Deutsche Bank for repurchase

If you elect to offer your Securities to Deutsche Bank for repurchase, you must offer at least $2,500,000 stated principal amount of Securities (250,000 Securities) in integral multiples of $10.00 to Deutsche Bank for any single repurchase and have complied with the repurchase procedures described below. The minimum repurchase amount of $2,500,000 stated principal amount of Securities (250,000 Securities) and the procedures involved in the offer of any repurchase represent substantial restrictions on your ability to cause Deutsche Bank to repurchase your Securities. If you own Securities with an aggregate stated principal amount of less than $2,500,000, you will not be able to cause Deutsche Bank to repurchase your Securities. A repurchase date is the third business day following the applicable valuation date. Your offer to Deutsche Bank to repurchase your Securities on a repurchase date is only valid if DBSI receives your offer for repurchase from your broker by no later than 4:00 p.m., New York City time, on the business day immediately preceding the applicable valuation date prior to the applicable repurchase date. If DBSI does not receive your offer for repurchase by 4:00 p.m., New York City time, on the business day immediately preceding the applicable valuation date, your offer will not be effective and we will not repurchase your Securities on the applicable repurchase date. Unless the scheduled repurchase date is postponed due to a market disruption event, the final day on which Deutsche Bank will repurchase your Securities will be July 28, 2023. As such, you must offer your Securities for repurchase no later than July 24, 2023. See “Specific Terms of the Securities—Repurchase Procedures” for more information.

The daily repurchase feature is intended to induce arbitrageurs to counteract any trading of the Securities at a premium or discount to their indicative value. There can be no assurance that arbitrageurs will employ the repurchase feature in this manner.

Deutsche Bank may repurchase your Securities at its option

Deutsche Bank has the right to repurchase your Securities in whole and not in part on any business day during the term of the Securities beginning on August 12, 2011 and ending on July 28, 2023, if, at any time on or after August 8, 2011 the aggregate principal amount of the Securities outstanding is equal to or less than $5,000,000 (500,000 Securities). The amount you will receive upon a repurchase by Deutsche Bank may be less than the amount you initially invested and the amount you would receive on your investment at maturity or if you had elected to have Deutsche Bank repurchase your Securities at a time of your choosing. If Deutsche Bank exercises its right to repurchase your Securities, you will receive a cash payment in an amount equal to the daily repurchase value on the applicable valuation date. If this repurchase feature is exercised, you may not be able to reinvest the proceeds you receive upon the repurchase by Deutsche Bank in a comparable security. Deutsche Bank has no obligation to take your interests into account when deciding whether to call the Securities.

The market value of the Securities may be influenced by many unpredictable factors

The market value of your Securities may fluctuate between the date you purchase them and the applicable valuation date. Several factors, many of which are beyond our control, will influence the market value of the Securities. We expect that generally the level of the Index will affect the market value of the Securities more than any other factor. Other factors that may influence the market value of the Securities include:

•	the time remaining to the maturity of the Securities;

•	supply and demand for the Securities, including inventory positions with any market maker;

•	economic, financial, political, regulatory or judicial events that affect the level of the Index or the market price of the Index Components;

•	the prevailing rate of interest; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Securities may offset or enhance the effect of another factor. Consequently, you may also sustain a significant loss if you sell the Securities in the secondary market.

The Index has limited history to consider for making an independent assessment of its performance

The payment amount, if any, for each of your Securities is linked to the performance of the Index, which was first calculated as of July 28, 2008. There is no actual historical Index level information available before this date for you to consider in making an independent investigation of the Index performance. Any data relating to the Index included in this pricing supplement for any date prior to July 28, 2008 is hypothetical historical data. In addition, the actual performance of the Index over the term of the Securities, as well as the amount payable at maturity or upon repurchase by Deutsche Bank, may bear little relation to the hypothetical or historical levels of the Index. Changes in the level of the Index will affect the trading price of the Securities and it is impossible to predict whether the level of the Index will rise or fall.

The Index Sponsor may adjust the Index in a way that affects the level of the Index, and the Index Sponsor has no obligation to consider your interests

The Index Sponsor determines the composition of the Index and can add, delete or substitute the Index Components or make other changes that could change the level of the Index. You should realize that the changing of companies included in the Index may affect the level of the Index as a newly added company may perform significantly better or worse than the company or companies it replaces.

The Index Sponsor may also change an Index factor or sub-factor and their respective weightings, if any Index factor or sub-factor undergoes a material change as determined by the Index Sponsor in its sole discretion. If a material change affects the impact of an Index factor or sub-factor, then the Index factor or sub-factor may, at the sole discretion of the Index Sponsor, be re-weighted, removed, replaced or supplemented with a new Index factor or sub-factor, as applicable.

Additionally, the Index Sponsor may alter, discontinue or suspend the Index. Any of these actions could adversely affect the value of the Securities. The Index Sponsor has no obligation to consider your interests in revising the Index, the Index factors or sub-factors or any of the Index Components.

Your return may not reflect a return on a direct investment in the stocks included in the Index

The return on your Securities may not match the return you would have received had you invested directly in the Index Components. In particular, an investment in the Securities is subject to the investor fee which reduces the amount of your return at maturity or upon repurchase of the Securities by Deutsche Bank.

The Securities may not be a suitable investment for you

The Securities may not be a suitable investment for you if you are not willing to be exposed to fluctuations in the level of the Index; you seek a guaranteed return of principal; you believe the level of the Index will decrease or will not increase by an amount sufficient to offset the impact of the aggregate investor fee during the term of the Securities; you prefer the lower risk and therefore accept the potentially lower but more predictable returns of fixed income investments with comparable maturities and credit ratings; or you seek current income from your investment.

Changes in our credit ratings may affect the market value of your Securities

Our credit ratings are an assessment of our ability to pay our obligations, including those on the Securities. Consequently, actual or anticipated changes in our credit ratings may affect the market value of your Securities. However, because the return on your Securities is dependent upon certain factors in addition to our ability to pay our obligations on your Securities, an improvement in our credit ratings will not reduce the other investment risks related to your Securities.

You will not receive any payments on the Securities prior to maturity or repurchase or have rights in the Index Components

You will not receive any periodic interest or other payments on the Securities prior to the stated maturity of the Securities or upon repurchase. As an owner of the Securities, you will not have rights that investors in the Index Components may have. Although the Index is a total return index which incorporates the value of dividends paid on the Index Components, you will not have the right to receive dividend payments or other distributions, if any, made on the Index Components.

There may not be an active trading market in the Securities; sales in the secondary market may result in significant losses

Although the Securities are listed on NYSE Arca, there may not be an active trading market for your Securities. Even if there is a secondary market, it may not be liquid and may not continue for the term of the Securities. No assurances can be given as to the continuation of any listing during the term of the Securities. We are not required to maintain any listing of the Securities on NYSE Arca or any other exchange.

Trading by Deutsche Bank and other transactions by Deutsche Bank and/or its affiliates in instruments linked to the Index or Index Components may impair the market value of the Securities

As described below under “Use of Proceeds and Hedging” in this pricing supplement, we have entered into and expect to continue to enter into transactions to hedge our obligations under the Securities. Such transactions may involve purchases of the Index Components, futures or options on the Index Components, or other derivative instruments with returns linked to the performance of the Index Components or the Index and we may adjust our hedge positions by, among other things, purchasing or selling any of the foregoing. Although they are not intended to, any of these hedging activities may affect the market price of the Index Components and the level of the Index and, therefore, the market value of the Securities. It is possible that our hedging activities could produce substantial returns for us even though the market value of the Securities declines. In addition, if we are unable to enter into or to adjust any hedge position with regards to any Index Component, we, as Calculation Agent, may designate a successor index to which the Securities will be linked, which successor index would generally be calculated in the same manner as the Index, except that, for so long as we are unable to hedge the affected Index Component, such Index Component would be replaced with the next potential alternate stock eligible for inclusion in the Index determined in accordance to the Methodology and which we are able to hedge. Nonetheless, the performance of the successor index may materially diverge from the performance of the Index and, accordingly, could affect the value of the Securities and the amount payable to you at maturity or upon repurchase. It is impossible to predict whether the level of any successor index will rise or fall.

We may also issue other securities or financial or derivative instruments with returns linked or related to changes in the performance of any of the foregoing. By introducing competing products into the marketplace in this manner, we could adversely affect the market value of the Securities.

With respect to any of the activities described above, we have no obligation to take the needs of any buyer, seller or holder of the Securities into consideration at any time.

The liquidity of the market for the Securities may vary materially over time

We sold 400,000 Securities on the inception date through MLPF&S and Nuveen Investments. As of September 29, 2009, there were approximately 150,000 Securities outstanding. Additional Securities may be offered and sold from time to time through our affiliate, DBSI, acting as our agent. The number of Securities outstanding could be reduced at any time due to repurchases of the Securities by Deutsche Bank as described in this pricing supplement. Accordingly, the liquidity of the market for the Securities could vary materially over the term of the Securities. While you may elect to offer your Securities for repurchase by Deutsche Bank prior to maturity, such repurchase is subject to the restrictive conditions and procedures described elsewhere in this pricing supplement, including the condition that you must offer at least $2,500,000 stated principal amount of Securities (250,000 Securities) to Deutsche Bank at one time for repurchase.

We or our affiliates may have economic interests adverse to those of the holders of the Securities

If we decide to issue additional Securities, we currently expect our affiliate, DBSI, would act as our agent in connection with the issuance of any such Securities. Although DBSI will not receive any discounts or commissions from us in connection with such issuances, DBSI is expected to charge normal commissions for the purchase of any such Securities. In addition, Deutsche Bank and other affiliates of ours have engaged in and expect to engage in trading activities related to the Index Components, futures or options on the Index Components or the Index, or other derivative instruments with returns linked to the performance of Index Components or the Index, for their accounts and for other accounts under their management. Deutsche Bank and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments linked to the Index. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the Securities. Any of these trading activities could potentially affect the level of the Index and, accordingly, could affect the value of the Securities and the amount payable to you at maturity.

You should also be aware that our affiliate, DBSI, is expected to act as our agent in connection with any Securities offered and sold after the inception date. Although DBSI will not receive any discounts or commissions in connection with such sales, DBSI is expected to charge normal commissions for the purchase of any Securities.

We or our affiliates may currently or from time to time engage in business with companies whose stocks are included in the Index, including extending loans to, making equity investments in, or providing advisory services to, them, including merger and acquisition advisory services. In the course of this business, we or our affiliates may acquire non-public information about the companies, and we will not disclose any such information to you. In addition, we or one or more of our affiliates may publish research reports or otherwise express views or provide recommendations about the companies whose stocks are included in the Index. Any such views or recommendations may be inconsistent with purchasing or holding the Securities. Any prospective purchaser of Securities should undertake such independent investigation of each company whose stock is included in the Index as in its judgment is appropriate to make an informed decision with respect to an investment in the Securities.

Additionally, we or one of our affiliates may serve as issuer, agent or underwriter for additional issuances of Securities with returns linked or related to changes in the level of the Index or the Index Components. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the Securities.

The business activities of MLPF&S, Nuveen Investments, and DBSI may create conflicts of interest

MLPF&S, Nuveen Investments, and DBSI and their respective affiliates have engaged in and expect to engage in trading activities related to the Index Components, futures or options on the Index Components or the Index, or other derivative instruments with returns linked to the performance of Index Components or the Index that are not for the account of holders of the Securities or on their behalf. These trading activities may present a conflict between the holders’ interest in the Securities and the interests that MLPF&S, Nuveen Investments, and DBSI and their respective affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the level of the Index, could be adverse to the interests of the holders of the Securities. Moreover, MLPF&S, Nuveen Investments, and DBSI have published and in the future expect to publish research reports and trading advice with respect to some or all of the Index Components. This research and trading advice is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. The research and trading advice should not be viewed as a recommendation or endorsement of the Securities in any way and investors must make their own independent investigation of the merits of this investment.

In addition, HydePark, an affiliate of Nuveen Investments, is the Index Sponsor. As the Index Sponsor, HydePark carries out calculations necessary to promulgate the Index and maintains some discretion as to how such calculations are made. In particular, the Index Sponsor has discretion in selecting among methods of how to calculate the Index upon the occurrence of a market disruption event or, if for any other reason, the regular means of determining the Index is unavailable at the time such determination is scheduled to take place. In the event that it becomes impractical for the Issuer to enter into or unwind hedge positions with respect to potential stock candidates for the Index, the Index Sponsor may deem such potential stock ineligible for inclusion in the Index, in which case the stock will be removed from the universe of candidates.

Any of these activities by MLPF&S, Nuveen Investments or DBSI and their respective affiliates may affect the market price of the Index Components and the level of the Index and, therefore, the market value of the Securities and the payment at maturity or upon repurchase. With respect to any of the activities described above, none of MLPF&S, Nuveen Investments, nor DBSI or their respective affiliates have any obligation to take the needs of any buyer, seller or holder of the Securities into consideration at any time.

The Index Sponsor may discontinue the Index and public disclosure of information relating to the Index may change over time

The Index Sponsor and the Index Calculation Agent are not under any obligation to continue the Index and are not required to compile and publish any successor index if the Index is discontinued. If the Index Sponsor and/or Index Calculation Agent discontinues or suspends the compilation or publication of the Index, it may become difficult to determine the market value of the Securities or the amount payable at maturity or upon repurchase by Deutsche Bank. Initially, Deutsche Bank AG, London Branch will serve as the calculation agent for the Securities (the “Calculation Agent”). In the event the Index Sponsor or the Index Calculation Agent discontinues or suspends the compilation or publication of the Index, the Calculation Agent may designate a successor index selected in its sole discretion (which may, but need not be, an index calculated and maintained by the Index Sponsor, MLPF&S or Deutsche Bank). If the Calculation Agent determines in its sole discretion that no successor index comparable to the Index exists, the amount you receive at maturity or upon repurchase by Deutsche Bank will be determined by the Calculation Agent in its sole discretion. See “Specific Terms of the Securities—Market Disruption Event” and “—Discontinuance or Modification of the Index” in this pricing supplement. You, as an investor in the Securities, should make your own investigation into the Index and the Index Sponsor.

The policies of the Index Sponsor and any changes thereto that affect the composition and valuation of the Index could affect the amount payable on your Securities and their market value

The policies of the Index Sponsor concerning the calculation of the level of the Index, additions, deletions or substitutions of Index Components in the Index and the manner in which changes affecting the Index are reflected could affect the level of the Index and, therefore, the amount payable on your Securities at maturity or upon repurchase by Deutsche Bank and the market value of your Securities prior to maturity.

Additional Index Components may satisfy the eligibility criteria for inclusion in the Index, and the Index Components currently included in the Index may fail to satisfy such criteria. In addition, the Index Sponsor may modify the Methodology for determining the composition and weighting of the Index, or for calculating the level of the Index. The Index Sponsor may also discontinue or suspend compilation or publication of the Index, in which case it may become difficult to determine the market value of the Index. Any such changes could adversely affect the value of your Securities.

If events such as these occur, or if the level of the Index is not available or cannot be calculated because of a market disruption event or for any other reason, the Calculation Agent may be required to make a good faith estimate in its sole discretion of the level of the Index. The circumstances in which the Calculation Agent will be required to make such a determination are described more fully under “Specific Terms of the Securities—Market Disruption Event,” “—Discontinuation or Modification of the Index” and “—Role of Calculation Agent.”

There are potential conflicts of interest between you and the Calculation Agent

Deutsche Bank will serve as the Calculation Agent. The Calculation Agent will, among other things, decide the amount of the return paid out to you on the Securities at maturity or upon repurchase by us. For a more detailed description of the Calculation Agent’s role, see “Specific Terms of the Securities—Role of Calculation Agent” in this pricing supplement.

If the Index Sponsor were to discontinue or suspend compilation or publication of the Index or cause Dow Jones Indexes to discontinue or suspend calculation of the Index and the Index Sponsor does not appoint another entity to calculate and publish the Index, it may become difficult to determine the level of the Index. If events such as these occur, or if the level of the Index is not available or cannot be calculated because of a market disruption event or for any other reason, the Calculation Agent may be required to make a good faith estimate in its sole discretion of the level of the Index. The circumstances in which the Calculation Agent will be required to make such a determination are described more fully under “Specific Terms of the Securities—Role of Calculation Agent” in this pricing supplement.

As described below under “Use of Proceeds and Hedging” in this pricing supplement, we expect to enter into transactions to hedge our obligations under the Securities. If we are unable to enter into or to adjust any hedge position with respect to any Index Component, the Calculation Agent may designate a successor index, which would generally be calculated in the same manner as the Index, except that, for so long as we are unable to hedge the affected Index Component, such Index Component would be replaced with the next potential alternate stock eligible for inclusion in the Index determined in accordance to the Methodology and which we are able to hedge. Such successor index may, but need not be, an index calculated and maintained by the Index Sponsor, MLPF&S or Deutsche Bank. Even if the Calculation Agent subsequently becomes able to hedge the replaced Index Component, the Securities will still continue to be linked to the successor index and the Calculation Agent will determine the payment due at maturity or upon repurchase with reference to such successor index.

The Calculation Agent will exercise its judgment when performing its functions. For example, the Calculation Agent may have to determine whether a market disruption event affecting the Index has occurred or is continuing on a valuation date, including the final valuation date. This determination may, in turn, depend on the Calculation Agent’s judgment as to whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the Calculation Agent may affect the market value of the Securities, the Calculation Agent may have a conflict of interest if it needs to make any such decision.

If a market disruption event has occurred or exists on a valuation date, the Calculation Agent can postpone the determination of the level of the Index, the maturity date or a repurchase date

The determination of the level of the Index on a valuation date, including the final valuation date,

may be postponed if the Calculation Agent determines that a market disruption event has occurred or is continuing on such valuation date.

If postponement of a valuation date, other than the final valuation date, due to a market disruption event occurs, such postponement will continue until the next trading day on which there is no market disruption, up to five scheduled trading days. If a market disruption event causes the postponement of the valuation date for more than five scheduled trading days, the level of the Index for the relevant repurchase date will be determined (or, if not determinable, estimated) by the Calculation Agent in a manner which it considers commercially reasonable under the circumstances on the fifth scheduled trading day after the scheduled valuation date, as postponed. See “Specific Terms of the Securities—Payment Upon Repurchase.”

The index factor calculated on the final valuation date will equal the average of the closing levels of the Index for the five scheduled trading days immediately prior to and including the final valuation date divided by the initial index level. If there are fewer than five trading days during the five scheduled trading days prior to the scheduled final valuation date, the Calculation Agent will postpone the final valuation date until there are five trading days on which there is no market disruption occurring, but in no event will the final valuation date be postponed by more than five scheduled trading days. If the final valuation date is postponed due to a market disruption event, the maturity date will also be postponed by an equal number of business days up to five business days. See “Specific Terms of the Securities—Payment at Maturity.”

The U.S. Tax Consequences of an Investment in a Security Are Unclear

There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment described herein. If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of ownership and disposition of the securities could be affected materially and adversely. Furthermore, as described above under “What Are the Tax Consequences of an Investment in the Securities?” in December 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. Both U.S. and non-U.S. holders should review carefully the section of this pricing supplement entitled “U.S. Federal Income Tax Consequences” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the December 2007 notice) as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The liquidity of the market for the Securities may be adversely affected by future changes in tax law

No assurance can be given that future tax legislation, regulations or other guidance will not change the tax treatment of the Securities. Even if the tax treatment of the Securities were to be changed only on a prospective basis, that could affect our ability to issue additional Securities under this pricing supplement, which could affect liquidity for the Securities issued prior to such change.

THE INDEX

The following is a description of the Index, including, without limitation, its make-up, method of calculation and changes in its components. The information in this description has been taken from a variety of sources, both proprietary and publicly available. Such information reflects the policies of, and is subject to change by Nuveen HydePark Group, LLC, the Index Sponsor. You, as an investor in the Securities, should make your own investigation into the Index. The Index Sponsor has no obligation to continue publication of the Index, and may discontinue the Index at any time in its sole discretion. The Index Calculation Agent is Dow Jones Indexes, a business unit of Dow Jones & Company, Inc.

Overview

The Index is a total return index which tracks the value of a portfolio of small-cap U.S. stocks that are selected according to the Benjamin Graham Methodology (the “Methodology”). The Methodology consists of four steps: (i) Universe Screening, (ii) Stock Selection, (iii) Semi-Annual Re-allocation, and (iv) Annual Reconstitution that seek to identify businesses with strong, liquid balance sheets that trade at a discount to their implied intrinsic value by implementing the investment principles of Benjamin Graham. Although the Index was established on July 28, 2008, the Index level was set to 100 on January 1, 2003.

Benjamin Graham

Benjamin Graham (1894-1976) co-authored the 1934 textbook Security Analysis with David Dodd and authored The Intelligent Investor, originally published in 1949. By advocating a consistent, objective investment style, Graham codified a philosophy that would later become known as “value” investing. His teachings focus on seeking to identify high-quality businesses with strong, liquid balance sheets and seeking to invest in those companies that trade at discounts to their implied intrinsic value.

The Index is part of the family of Benjamin Graham Intelligent Value Indices, which are constructed in an effort to implement the core principles espoused by Graham. The Methodology underpinning this family of indices seeks to translate the teachings of Graham into a quantitative, objective process that also incorporates recent advances in fields such as modern portfolio theory, data availability and statistical analysis.

Through a multi-factor approach, the Benjamin Graham Intelligent Value Indices seek to identify those investment opportunities that are consistent with Graham’s teachings.

The Methodology

I. Universe Screening

The first step in the creation of the underlying portfolio for the Index is a screening of the investable universe of stocks according to market capitalization, share price, trading liquidity and price/book ratio. All stocks listed on U.S. exchanges, excluding ADRs, are ranked by market capitalization. Only the 3,000 largest stocks by market capitalization minus the 750 largest stocks by market capitalization with a minimum stock price of $5 and a price/book ratio of at least 0.02 are retained as candidate stocks.

II. Stock Selection

After the screening process, a rules-based, proprietary multi-factor model is used to rank and score those stocks that have been screened as potential candidates for the Index. The Index Sponsor may deem ineligible for inclusion into the Index stocks with respect to which it may be impractical for the Issuer to enter into or unwind hedge positions, in which case the stock will be removed from the universe of potential candidates. The model ranks each of the potential candidates according to seven major factors. Each major factor also includes multiple sub-factors.

The seven major factors are:

1.	Earnings Quality – a quantitative analysis that seeks to measure a company’s reported earnings as compared to an assessment of its true economic earnings.

2.	Valuation – an examination of the ratios of a company’s share price to certain financial metrics, including historical earnings and book value.

3.	Forward P/E – a ratio of price to consensus estimates of future earnings. Such estimates will be based on data obtained from one or more vendors who provide consensus earnings estimates.

4.	Dividend Yield – the ratio of a stock’s dividend to its share price.

5.	Profitability – an evaluation based on measurements of a company’s return on capital.

6.	Debt and Liquidity – an analysis of a company’s current assets as well as its ability to service debt.

7.	Measurements Relative to Industry Peers – key measurements of valuation and performance compared to average levels within a given stock’s industry.

The seven major factors and their related sub-factors are part of the objective, rules-based, proprietary Methodology. Each major factor has a specified weighting and the sum of all major factor weights is equal to 100%. Each sub-factor has a specified percentage weighting and each group of sub-factors under a single major factor has a combined weight of 100%. Each candidate is given a raw ranking for each sub-factor which is adjusted according to the designated weighting for that sub-factor. The sum of the adjusted rankings for each sub-factor is the raw major factor score, which is adjusted according to the designated weighting for that major factor. Each candidate’s total score is then calculated as a sum of the weighted scores it received from the seven major factors. Lastly, the model ranks all the candidates in the group according to the total score of each stock.

After the model has ranked the securities in the universe, a liquidity screening eliminates candidates whose trading volume does not comply with the liquidity requirements described below:

1.	NYSE Liquidity Requirements – any stocks considered for inclusion in the Index must comply with Rule 730.22 (“Equity Index-Linked Securities, Commodity-Linked Securities and Currency-Linked Securities”) of the NYSE Listed Company Manual.

2.	NYSE Median – any stocks considered for inclusion in the Index must have an average daily dollar trading volume equal to or greater than 15% of the “NYSE Median Daily Traded Value,” defined as the median, daily, when-traded dollar-volume over the trailing month, of the median common stock traded on the NYSE.

From the output of the screening, the top 110 stocks by total score are selected. Of these 110 stocks, the top 100 stocks become the components of the Index. Initially each of these components is equally weighted, representing a 1.0% weighting in the Index. The next 10 highest-scoring stocks become potential alternates which may become Index Components, according to the rules described below. See “Special Market Situations” below.

Changes in Major Factors and Sub-factors

In general, the major factors and their weightings and the sub-factors and their weightings are not anticipated to change. A change will be made only if these major factors or sub-factors, as the case may be, undergo a material change as determined by the Index Sponsor in its sole discretion.

A material change could result from external changes to Generally Accepted Accounting Principles (“GAAP”), regulation, legislation, taxation, data availability or other effects. If a material change affects the impact of a major factor or sub-factor of the Methodology, then the major factor or sub-factor may be re-weighted, removed, replaced or supplemented with a new major factor or sub-factor, as applicable and as determined by the Index Sponsor in its sole discretion.

III. Semi-Annual Re-allocation

The Universe Screening and Stock Selection steps are conducted semi-annually in June of each year, and in accordance with the annual reconstitution described below, in December of each year. The new total score for each of the stocks in the Index will be evaluated based on their factors as of the close of the last trading day of each May for application at the end of each June. Any stock in the Index whose new score is at or below the 70th percentile will be eliminated and replaced with the next highest scoring stock that is not already in the Index.

Any Index Component that maintains a rating above the 70th percentile will remain in the Index after a Semi-Annual Re-allocation. The position size of an Index Component will not be increased at any point, but if its then-current weighting represents more than 5.0% of the Index on the date of the Semi-Annual Re-allocation, a new component will be added to the portfolio. The new component will be the next highest scoring stock that is not already in the Index.

The new component’s weighting will be equal to the then current weighting of the overweighted component minus 5.0%. The overweighted component will be rebalanced to 5.0% of the new portfolio. The following example illustrates this process:

Before rebalancing: the weighting of stock X = Wx

Wx = 5.5

During rebalancing: add stock Y such that its weighting, Wy, equals:

Wy = Wx – 5.0

After rebalancing:

Wx’ = 5.0

Wy’ = 0.5

If the overweighted component has grown to more than 5.0% of the portfolio, then more than one component may be added, according to the table below.

If component “x” has grown to more than...	And less than/ equal to...	Number of new components to add:	Weighting of each new component
5.0%	6.0%	1	Wx – 5.0
6.0%	7.0%	2	(Wx – 5.0)/2
7.0%	8.0%	3	(Wx – 5.0)/3
8.0%	9.0%	4	(Wx – 5.0)/4
9.0%	10.0%	5	(Wx – 5.0)/5
10.0%	11.0%	6	(Wx – 5.0)/6
11.0%	12.0%	7	(Wx – 5.0)/7
12.0%	13.0%	8	(Wx – 5.0)/8
13.0%	14.0%	9	(Wx – 5.0)/9
14.0%	15.0%	10	(Wx – 5.0)/10

At the end of each June, the Index will be re-allocated according to the steps described above. The re-allocated components will be implemented after the close of business on the last trading day of each June, weighted according to price data at the close of business three (3) business days before the last trading day of each June.

After the constituents of the Index have been ranked during a re-allocation, the total aggregate weighting of those stocks that had fallen below the 70th percentile is calculated. Replacement stocks (i.e., the next highest scoring stocks not already in the Index) are then added into the Index as constituents, such that (i) the number of replacement stocks equals the number of stocks that had been removed due to the 70th percentile limit and (ii) the weighting for each replacement stock equals a pro-rata portion of total weighting for the stocks that had been removed. For example: if during a re-allocation, five stocks had fallen below the 70th percentile and those five stocks represent a weighting of

15% in aggregate, then five replacement stocks would be added at a weighting of 3% each.

The treatment of the replacement weightings as executed during the Semi-Annual Re-allocation process differs from the treatment of the replacement weightings executed as adjustments for corporate actions. See “—Special Market Situations” below for a discussion of how corporate actions affect the composition of the Index.

IV. Annual Reconstitution

Each December, the Universe Screening and Stock Selection steps are conducted to identify a new portfolio of the 110 highest scoring stocks by market capitalization. The new total score for each of the stocks in the Index will be evaluated based on their factors as of the close of the last trading day of each November, for application at the end of each December. The top 100 stocks that are chosen as Index Components will then be equally weighted at 1.0% each in a newly reconstituted portfolio that becomes the Index.

As of the first trading day of each January, the Universe Screening and Stock Selection steps will have been applied to the investment universe, which will typically result in a complete or nearly complete reconstitution of the Index (the “Annual Reconstitution”).

The reconstituted Index Components will be implemented after the close of business on the last trading day of each December, weighted according to price data at the close of business three (3) business days before the last trading day of each December.

Index Components

At any time between each Annual Reconstitution, the number of Index Components may be greater than or less than 100 as a result of (i) certain corporate actions such as a merger or spin-off; or (ii) adjustments made according to the Methodology during the Semi-Annual Re-allocation due to an increase in the weighting of an Index Component to an amount greater than 5% of the Index. During each Annual Reconstitution the number of components in the Index will be restored to 100. See “—Special Market Situations” below for a discussion of how corporate actions affect the composition of the Index and “—Methodology—Semi-Annual Re-allocation” for a discussion on the re-allocation and weighting adjustment process.

As of September 18, 2009, the Index Components were:

AARON RENTS INC. (AAN)	DPL INC. (DPL)	LENNOX INTERNATIONAL INC. (LII)	RELIANCE STEEL & ALUMINUM CO. (RS)
ARCH COAL, INC. (ACI)	DUKE REALTY CORPORATION (DRE)	LANDSTAR SYSTEM, INC. (LSTR)	RADIOSHACK CORPORATION (RSH)
AMERICAN EAGLE OUTFITTERS, INC. (AEO)	ENERGEN CORPORATION (EGN)	LEXMARK INTERNATIONAL, INC. (LXK)	SEI INVESTMENTS COMPANY (SEIC)
AMERICAN FINANCIAL GROUP, INC. (AFG)	EQUITY LIFESTYLE PROPERTIES, INC. (ELS)	MASSEY ENERGY COMPANY (MEE)	SEPRACOR INC. (SEPR)
ASPEN INSURANCE HOLDINGS LIMITED (AHL)	EASTMAN CHEMICAL COMPANY (EMN)	MFA FINANCIAL, INC. (MFA)	STANCORP FINANCIAL GROUP, INC. (SFG)
APOLLO INVESTMENT CORPORATION (AINV)	ENDURANCE SPECIALTY HOLDINGS LTD. (ENH)	MIRANT CORPORATION (MIR)	SILGAN HOLDINGS INC. (SLGN)
ASSURANT, INC. (AIZ)	ENTERTAINMENT PROPERTIES TRUST (EPR)	NCR CORPORATION (NCR)	SNAP-ON INCORPORATED (SNA)
ALBEMARLE CORPORATION (ALB)	FEDERATED INVESTORS, INC. (FII)	NEW JERSEY RESOURCES CORPORATION (NJR)	SPX CORPORATION (SPW)
ABERCROMBIE & FITCH CO. (ANF)	FLOWERS FOODS, INC. (FLO)	NALCO HOLDING COMPANY (NLC)	STERIS CORPORATION (STE)
ALPHA NATURAL RESOURCES, INC. (ANR)	FRONTIER OIL CORPORATION (FTO)	OMNICARE, INC. (OCR)	STEEL DYNAMICS, INC. (STLD)
AIRGAS, INC. (ARG)	GRACO INC.(GGG)	OIL STATES INTERNATIONAL, INC. (OIS)	STRAYER EDUCATION, INC. (STRA)
ALLEGHENY TECHNOLOGIES INCORPORATED (ATI)	GRANITE CONSTRUCTION INCORPORATED (GVA)	OLIN CORPORATION (OLN)	THE STANLEY WORKS (SWK)
ATMOS ENERGY CORPORATION (ATO)	HERBALIFE LTD. (HLF)	OVERSEAS SHIPHOLDING GROUP INC. (OSG)	TIDEWATER INC. (TDW)
ATWOOD OCEANICS, INC. (ATW)	HOLLY CORPORATION (HOC)	PETSMART, INC. (PETM)	TELEFLEX INCORPORATED (TFX)
THE BRINK’S COMPANY (BCO)	HELMERICH & PAYNE, INC. (HP)	PRINCIPAL FINANCIAL GROUP, INC. (PFG)	TIFFANY & CO. (TIF)
THE BLACK & DECKER CORPORATION (BDK)	HARSCO CORPORATION (HSC)	PERKINELMER, INC. (PKI)	TERRA INDUSTRIES INC. (TRA)
GENERAL CABLE CORPORATION (BGC)	INTERACTIVE BROKERS GROUP, INC. (IBKR)	PHARMACEUTICAL PRODUCT DEVELOPMENT, INC. (PPDI)	TRINITY INDUSTRIES, INC. (TRN)
THE BUCKLE, INC. (BKE)	IDEX CORPORATION (IEX)	PATTERSON-UTI ENERGY, INC. (PTEN)	TESORO CORPORATION (TSO)
BROOKFIELD PROPERTIES CORPORATION (BPO)	INTERNATIONAL FLAVORS & FRAGRANCES INC. (IFF)	PLATINUM UNDERWRITERS HOLDINGS, LTD. (PTP)	TOTAL SYSTEM SERVICES, INC. (TSS)
BERRY PETROLEUM COMPANY (BRY)	WORLD FUEL SERVICES CORPORATION (INT)	PENN VIRGINIA CORPORATION (PVA)	UGI CORPORATION (UGI)
BUCYRUS INTERNATIONAL, INC. (BUCY)	KBR, INC. (KBR)	PHILLIPS-VAN HEUSEN CORPORATION (PVH)	UNIVERSAL HEALTH SERVICES, INC. (UHS)
CELANESE AG (CE)	KINETIC CONCEPTS, INC. (KCI)	RYDER SYSTEM, INC. (R)	WERNER ENTERPRISES, INC. (WERN)
COMPASS MINERALS INTERNATIONAL, INC. (CMP)	KILROY REALTY CORPORATION (KRC)	ROWAN COMPANIES, INC. (RDC)	WOODWARD GOVERNOR COMPANY (WGOV)
CMS ENERGY CORPORATION (CMS)	LINCOLN ELECTRIC HOLDINGS, INC. (LECO)	REINSURANCE GROUP OF AMERICA, INCORPORATED (RGA)	WALTER ENERGY, INC. (WLT)
CORN PRODUCTS INTERNATIONAL, INC. (CPO)	LASALLE HOTEL PROPERTIES (LHO)	ROBERT HALF INTERNATIONAL INC. (RHI)	WATSON WYATT WORLDWIDE, INC. (WW)

Special Market Situations

Certain market situations that could affect one or more Index Components from time to time are addressed as follows:

•	Corporate Actions. Adjustments due to corporate actions are applied after the close of trading on the day prior to the ex-date.

•

If an Index Component ceases to trade, due to a corporate action such as a buyout for cash, and if the acquirer is not an Index Component, then a new component (from the potential alternates) is added in the same weighting as the component that had been the subject of the corporate action. The new component will be the next highest ranking stock not already in the Index (as of the most recent Semi-Annual Re-allocation or Annual Reconstitution). If the weighting of the Index Component prior to the corporate action had been less than or equal to 1.0%, then one new component will be added. If the acquired component’s weighting had been greater than 1.0% and less than or equal to 2.0%, then two new components will be added in equal weights. (This pattern continues for possible additional components that have been subject to corporate actions.)

•	If one Index Component acquires another Index Component, the acquirer will increase in weight by the weight of the acquisition target.

•	If two Index Components merge into a new entity, the Index will weight the new entity as the sum of the weights of the original Index Components at the time they ceased trading.

•

Dividends. All dividends are applied on the ex-dividend date in calculating the Index value. The Index is a total return index computed based on dividend reinvestment; there is no price-return version of the Index. Dividend payments are reinvested back into the current Index components based on their weight on the ex-dividend date. Any dividend will require a divisor adjustment.

The divisor adjustment seeks to protect the Index from the effects of changes in Index composition and the impact of corporate actions. The treatment of dividends may be revised at any time to maintain conformity with the treatment of dividends defined by the Index Calculation Agent.

•

Spinoffs. If an Index Component executes a spinoff or other type of transaction that results in the creation of shares in a new entity, the Index will include the new shares until the next Semi-Annual Re-allocation or Annual Reconstitution. The initial weighting of the spinoff will be calculated such that weighting of the spinoff plus its parent will equal the weighting of the parent immediately before the spinoff was transacted.

The information in this description reflects the policies of, and is subject to change by, the Index Sponsor in its sole discretion.

Closing Levels of the Index

The inception date of the Index is July 28, 2008. Because the Index was created only on July 28, 2008, the Index Sponsor has retrospectively calculated the levels of the Index as though the Index existed between January 1, 2003 and July 28, 2008 using the same methodology as described above. The Index was set at 100.00 on the base date of January 1, 2003, and the Index Components as of January 1, 2003 were constructed on the basis of data available in December 2002. Although we believe that this retrospective calculation represents accurately and fairly how the Index would have performed from January 1, 2003 to July 28, 2008, the Index did not, in fact, exist before July 28, 2008, and the stocks comprising the Index Components for purposes of the retrospective calculations may not be the stocks that comprise the Index Components today. The following table illustrates how the Index has performed from January 1, 2003 to August 31, 2009 and provides historical and, prior to July 28, 2008, retrospective levels of the Index as though the Index existed between January 1, 2003 and July 28, 2008. The closing level of the Index on September 18, 2009 was 220.98.

The historical and retrospective data represented below reflect the closing levels of the Index on the last trading day of each month set forth below and should not be interpreted as an indication of future performance.

	2003	2004	2005	2006	2007	2008	2009
January	97.85	145.11	174.39	215.97	231.62	224.53	138.64
February	93.59	149.93	185.33	206.54	230.97	217.05	121.95
March	94.66	152.85	180.51	216.73	235.00	214.39	134.28
April	103.02	148.05	169.94	220.60	244.58	223.26	169.45
May	112.36	146.69	179.92	208.87	257.13	231.27	184.35
June	115.26	152.10	186.96	209.94	253.08	207.74	178.08
July	119.27	147.20	198.48	200.14	233.96	212.11	195.20
August	124.21	148.15	194.58	203.16	233.39	216.79	201.60
September	122.04	154.76	198.69	208.77	233.99	198.95
October	132.71	156.96	191.86	216.08	238.42	154.49
November	138.35	168.15	200.27	222.29	225.96	138.60
December	142.87	175.12	199.55	222.11	227.49	150.75

Source: Bloomberg

Any historical upward or downward trend in the level of the Index during any period shown below is not an indication that the level of the Index is more or less likely to increase or decrease at any time during the term of the Securities. The calculations of the Index above do not give an indication of future performance of the Index. There can be no assurance that the future performance of the Index or the Index Components will result in holders of the Securities receiving a positive return on their investment.

Historical and Retrospective Performance Comparison

The following graph illustrates how the Index (“BGVS” <index>) would have performed relative to the Russell 2000® Value Total Return Index (“RU20VATR” <index>) from January 1, 2003 to August 31, 2009 based on the selection criteria and methodology described above. For the purposes of comparison, the Russell 2000® Value Total Return Index is rebased to 100 as of January 1, 2003.

The Index was launched on July 28, 2008 and was set at 100 on the base date of January 1, 2003. As such, the performance in this graph for the Index includes both actual historical performance, and, for the period prior to July 28, 2008, retrospective calculations of Index performance for a time during which the Index did not exist. The historical performance and retrospective calculations represented below should not be interpreted as an indication of future performance.

Source: Bloomberg. The results are based on the levels of the indices beginning on January 1, 2003 and ending on August 31, 2009, and are for illustrative purposes only. The Index was launched on July 28, 2008 and was set at 100 on the base date of January 1, 2003. The Russell 2000® Value Total Return Index is rebased to 100 as of January 1, 2003.

The levels of the Index set forth above do not give an indication of future performance of the Index. There can be no assurance that the future performance of the Index will result in holders of the Securities receiving a positive return on their investment.

Use of the Index

MLPF&S has entered into an agreement with HydePark providing MLPF&S with a license and, for a fee, with the right to use the Index in connection with certain securities, including the Securities. Deutsche Bank has entered into an agreement with MLPF&S providing Deutsche Bank with a sublicense and the right to use the Index in connection with the Securities.

The Index is sponsored by HydePark and is calculated by Dow Jones Indexes, a business unit of Dow Jones & Company, Inc. The Securities, which are linked to the Index, are not sponsored, endorsed, sold or promoted by Dow Jones Indexes, and Dow Jones Indexes makes no representation regarding the advisability of investing in the Securities. HydePark is an affiliate of Nuveen Investments, which serves as a distributor of the Securities and receives fees in such capacity.

Dow Jones & Company, Inc. (“Dow Jones”), its affiliates, sources and distribution agents (collectively, “Dow Jones”) shall not be liable to HydePark or its affiliates (collectively, “Nuveen”), any customer or any third party for any loss or damage, direct, indirect or consequential, arising from (i) any inaccuracy or incompleteness in, or delays, interruptions, errors or omissions in the delivery of the Index or any data related thereto (the “Index Data”) or (ii) any decision made or action taken by Nuveen, any customer or any third party in reliance upon the Index Data. Dow Jones does not make any warranties, express or implied, to Nuveen, any of its customers or anyone else regarding the Index Data, including, without limitation, any warranties with respect to the timeliness, sequence, accuracy, completeness, currentness, merchantability, quality or fitness for a particular purpose or any warranties as to the results to be obtained by Nuveen, any of its customers or anyone else in connection with the use of the Index Data. Dow Jones shall not be liable to Nuveen, any of its customers or any third parties for loss of business revenues, lost profits or any indirect, consequential, special or similar damages whatsoever, whether in contract, tort or otherwise, even if advised of the possibility of such damages.

Nuveen shall not be liable to any customer or any third party for any loss or damage, direct, indirect or consequential, arising from (i) any inaccuracy or incompleteness in, or delays, interruptions, errors or omissions in the delivery of the Index or the Index Data or (ii) any decision made or action taken by any customer or any third party in reliance upon the Index Data. Nuveen does not make any warranties, express or implied, to any of its customers or anyone else regarding the Index Data, including, without limitation, any warranties with respect to the timeliness, sequence, accuracy, completeness, currentness, merchantability, quality or fitness for a particular purpose or any warranties as to the results to be obtained by any of its customers or anyone else in connection with the use of the Index Data. Nuveen shall not be liable to any of its customers or any third parties for loss of business revenues, lost profits or any indirect, consequential, special or similar damages whatsoever, whether in contract, tort or otherwise, even if advised of the possibility of such damages.

“Benjamin Graham” and “Benjamin Graham Small Cap Value Index—Total Return” are service marks of HydePark.

VALUATION OF THE SECURITIES

The market value of the Securities will be affected by several factors, many of which are beyond our control. We expect that generally the level of the Index on any day will affect the market value of the Securities more than any other factor. Other factors that may influence the market value of the Securities include, but are not limited to, supply and demand for the Securities, the volatility of the Index, prevailing interest rates, the volatility of securities markets, economic, financial, political, regulatory or judicial events that affect the level of the Index, the general interest rate environment, as well as the perceived creditworthiness of Deutsche Bank. See “Risk Factors” in this pricing supplement for a discussion of the factors that may influence the market value of the Securities prior to maturity.

Indicative Value

An intraday “indicative value” meant to approximate the intrinsic economic value of the Securities will be published under the Bloomberg symbol BSCIV. The actual trading price of the Securities may vary significantly from their indicative value. Additionally, the Dow Jones Indexes expects to calculate and publish the closing indicative value of your Securities on each trading day. In connection with your Securities, we use the term “indicative value” to refer to the value at a given time determined based on the following equation:

Indicative Value = Stated Principal Amount per Security × (Current Index Level / Initial Index Level) × Current Fee Factor

where:

Stated Principal Amount per Security = $10;

Current Index Level = The most recent published level of the Index available;

Initial Index Level = 216.00, the closing level of the Index on the inception date; and

Current Fee Factor = The most recent daily calculation of the fee factor with respect to your Securities, determined as described above (which, during any trading day, will be the fee factor determined on the preceding calendar day).

The indicative value calculation will be provided for reference purposes only. It is not intended as a price or quotation, or as an offer or solicitation for the purchase, sale or termination of your Securities, nor will it reflect hedging or transaction costs, credit considerations, market liquidity or bid-offer spreads. The actual trading price of the Securities may vary significantly from their indicative value.

As discussed in “Specific Terms of the Securities—Payment Upon Repurchase,” you may, subject to certain restrictions, choose to offer your Securities for repurchase by Deutsche Bank on any business day during the term of the Securities, until July 24, 2023 for repurchase on July 28, 2023. If you elect to offer your Securities to Deutsche Bank for repurchase, you must offer for repurchase at least $2,500,000 stated principal amount of Securities (250,000 Securities) at one time. Unless the scheduled repurchase date is postponed due to a market disruption event as described herein, the final day on which Deutsche Bank will repurchase your Securities will be July 28, 2023. As such, should you wish to have Deutsche Bank repurchase your Securities, you must offer your Securities for repurchase no later than July 24, 2023 (and, in accordance with the repurchase procedures described below, your offer must be delivered to DBSI no later than 4:00 p.m. on the business day immediately preceding July 24, 2023).

In addition, Deutsche Bank has the right to repurchase your Securities in whole and not in part on any business day during the term of the Securities beginning on August 12, 2011 and ending on July 28, 2023, if, at any time on or after August 8, 2011 the aggregate principal amount of the Securities outstanding is equal to or less than $5,000,000 (500,000 Securities). The valuation date applicable to such repurchase shall be the business day immediately succeeding the date the irrevocable call notice is delivered to DTC, subject to postponement due to a market disruption event.

If your Securities are repurchased, either at your election or at our option, you will receive a cash payment on such date in an amount equal to the daily repurchase value, which is the principal amount of your Securities times the index factor on the relevant valuation date times the fee factor on the relevant valuation date.

The daily repurchase value is intended to induce arbitrageurs to counteract any trading of the Securities at a premium or discount to their indicative value, though there can be no assurance that arbitrageurs will employ the repurchase feature in this manner.

SPECIFIC TERMS OF THE SECURITIES

In this section, references to “holders” mean those who own the Securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Description of Notes—Form, Legal Ownership and Denomination of Notes” in the accompanying prospectus supplement.

The accompanying prospectus and prospectus supplement contain a detailed summary of additional provisions of the Securities and of the senior indenture, dated as of November 22, 2006, among Deutsche Bank Aktiengesellschaft, Law Debenture Trust Company of New York, as trustee (referred to as the trustee), and Deutsche Bank Trust Company Americas, as paying agent, issuing agent and registrar, under which the Securities will be issued (the “indenture”). You should read all the provisions of the accompanying prospectus and prospectus supplement, including information incorporated by reference, and the indenture.

Please note that the information about the price to the public and the proceeds to Deutsche Bank on the front cover of this pricing supplement relates only to the initial sale of the Securities. If you have purchased the Securities after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

No Interest

We will not make any interest payments during the term of the Securities.

Denomination/Stated Principal Amount

The denomination and stated principal amount of each Security is $10.00. The Securities have been and may be issued and sold over time at then-current market prices which may be significantly higher or lower than the stated principal amount.

Payment at Maturity

If you hold your Securities to maturity, subject to the credit of the Issuer, you will receive a cash payment at maturity that is linked to the percentage change in the level of the Index from the inception date to the level calculated on the final valuation date. Your cash payment at maturity will be equal to the principal amount of your Securities times the index factor calculated on the final valuation date times the fee factor on the final valuation date.

The index factor calculated on the final valuation date will equal the average of the closing levels of the Index for the five trading days immediately prior to and including the final valuation date (the “calculation period”) divided by the initial index level. The initial index level is 216.00, the closing level of the Index on the inception date. If a market disruption event occurs or is continuing during the calculation period, then the Calculation Agent will postpone the final valuation date until there are five trading days on which there is no market disruption event occurring, but in no event will the final valuation date be postponed by more than five scheduled trading days. If there are fewer than five trading days during the calculation period and the five scheduled trading days after the calculation period (the “extended valuation period”), the index factor will equal the average of the closing levels of the Index on those trading days divided by the initial index level. If there is one trading day during the calculation period and extended valuation period, the index factor will equal the closing level of the Index on that trading day divided by the initial index level. If there are no trading days during the calculation period and extended valuation period, then the index factor will be calculated by reference to the closing level of the Index determined (or, if not determinable, estimated by the Calculation Agent in a manner which it considers commercially reasonable under the circumstances) on the final scheduled trading day in the extended valuation period. If the final valuation date is postponed due to a market disruption event as described above, the maturity date will also be postponed by an equal number of business days up to five business days.

The fee factor is equal to one minus the aggregate investor fee, which is the product of (i) the annual investor fee and (ii) the number of days elapsed from the inception date to and including the final valuation date divided by 365. The annual investor fee is equal to 0.75%.

If the maturity date stated on the cover of this pricing supplement is not a business day, the maturity date will be the next following business day. In the event that payment at maturity is deferred beyond the stated maturity date as provided herein, no interest or other amount will accrue or be payable with respect to that deferred payment.

Payment Upon Repurchase

Payment Upon Repurchase at Your Option: Prior to maturity, you may, subject to certain restrictions, offer your Securities for repurchase by Deutsche Bank on any business day during the term of the Securities, until July 24, 2023 for repurchase on July 28, 2023. If you choose to offer your Securities for repurchase, you must offer at least $2,500,000 stated principal amount of Securities (250,000 Securities) in integral multiples of $10.00 to Deutsche Bank for repurchase. If you offer at least $2,500,000 stated principal amount of Securities (250,000 Securities) to Deutsche Bank for repurchase and comply with the repurchase procedures described below for a repurchase date, Deutsche Bank will be obligated to repurchase your Securities, and on the repurchase date, you will receive a cash payment in an amount equal to the daily repurchase value, which is the principal amount of your Securities times the index factor on the relevant valuation date times the fee factor on the relevant valuation date.

A repurchase date is the third business day following a valuation date. Unless the scheduled repurchase date is postponed due to a market disruption event as described above, the final day on which Deutsche Bank will repurchase your Securities will be July 28, 2023. As such, should you wish to have Deutsche Bank repurchase your Securities, you must offer your Securities for repurchase no later than July 24, 2023 (which offer, in accordance with the repurchase procedures described below, must be delivered to DBSI no later than 4:00 p.m., New York City time, on the business day immediately preceding July 24, 2023).

Payment Upon Repurchase at Our Option: Deutsche Bank has the right to repurchase your Securities in whole and not in part on any business day during the term of the Securities beginning on August 12, 2011 and ending on July 28, 2023, if, at any time on or after August 8, 2011 the aggregate principal amount of the Securities outstanding is equal to or less than $5,000,000 (500,000 Securities). If we exercise our right to repurchase your Securities, you will receive a cash payment on the repurchase date in an amount equal to the daily repurchase value on the applicable valuation date. The valuation date applicable to such repurchase shall be the business day immediately succeeding the date the irrevocable call notice is delivered to DTC, subject to postponement due to a market disruption event.

The index factor on the relevant valuation date is the closing level of the Index on that day divided by the initial index level. The initial index level is 216.00, the closing level of the Index on the inception date.

The fee factor is equal to one minus the aggregate investor fee, which is the product of (i) the annual investor fee and (ii) the number of days elapsed from the inception date to and including the applicable valuation date divided by 365. The annual investor fee is equal to 0.75%.

A valuation date is each trading day from August 14, 2008 to July 25, 2023 inclusive and August 8, 2023 (which is referred to as the final valuation date), unless the Calculation Agent determines that a market disruption event occurs or is continuing on that day. A valuation date may be postponed due to a market disruption event up to five scheduled trading days. If postponement of a valuation date due to a market disruption event occurs, such postponement will continue until the next trading day on which there is no market disruption event, up to five scheduled trading days. If a market disruption event causes the postponement of the valuation date for more than five scheduled trading days, the level of the Index for such repurchase date will be determined (or, if not determinable, estimated) by the Calculation Agent in a manner which it considers commercially reasonable under the circumstances on such valuation date, as postponed. If a valuation date is postponed, the corresponding repurchase date will also be postponed so that such repurchase date occurs on the third business day following the valuation date as postponed.

In the event that payment upon repurchase by Deutsche Bank is deferred beyond the original repurchase date as provided herein, no interest or other amount will accrue or be payable with respect to that deferred payment.

Repurchase Procedures

The repurchase valuation date, whether the repurchase is at your election or at our option, will be the valuation date immediately following the business day on which either you deliver the repurchase offer to DBSI (provided you deliver the repurchase offer by 4:00 p.m., New York City time, on that business day) or on which we deliver a call notice to DTC. The repurchase date will be the third business day following the applicable valuation date.

Repurchase at Your Option:  You may, subject to the minimum repurchase amount described above, elect to offer your Securities to Deutsche Bank for repurchase on any business day during the term of the Securities, until July 24, 2023 for repurchase on July 28, 2023. If you wish to offer your Securities to Deutsche Bank for repurchase, you and your broker must follow the following procedures:

•	your broker must deliver an irrevocable Offer for Repurchase, a form of which is attached as Annex A to this pricing supplement, to DBSI by 4:00 p.m.,

New York City time, on the business day immediately preceding the valuation date three business days prior to the applicable repurchase date. One portion of the Offer for Repurchase must be completed by you as beneficial owner of the Securities and the other portion must be completed by your broker. You must offer at least $2,500,000 stated principal amount of your Securities (250,000 Securities) in integral multiples of $10.00 for repurchase by Deutsche Bank. DBSI must acknowledge receipt from your broker in order for your offer to be effective;

•	your broker must book a delivery vs. payment trade with respect to your Securities on the applicable valuation date at a price equal to the applicable daily repurchase value, facing DBSI; and

•

your broker must cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. New York City time on the applicable repurchase date (the third business following the valuation date).

Different brokers and DTC participants may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm or other DTC participant through which you own your interest in the Securities in respect of such deadlines. If DBSI does not receive your offer for repurchase from your broker or DTC participant by 4:00 p.m., New York City time, on the business day immediately preceding the applicable valuation date, your offer will not be effective and we will not accept your offer to us to repurchase your Securities on the applicable repurchase date. Any repurchase instructions which we receive in accordance with the procedures described above will be irrevocable. The last day on which you can deliver an offer for repurchase is July 24, 2023.

Repurchase at Our Option:  To call the Securities for repurchase, we will deliver an irrevocable notice to call the Securities to DTC (the holder of the global note). We will have the option to deliver such notice at any time on or after August 8, 2011, if on or after such date the aggregate principal amount of the Securities outstanding is equal to or less than $5,000,000

(500,000 Securities). The last day on which we can deliver a notice to call the Securities is July 24, 2023. Any Securities previously repurchased by us at your option will be cancelled on the relevant repurchase date. Consequently, as of such repurchase date, the repurchased Securities will no longer be considered outstanding Securities for purposes of determining whether we have the ability to exercise our repurchase right.

Market Disruption Event

As set forth under “—Payment at Maturity” and “—Payment Upon Repurchase” above, the Calculation Agent will determine the level of the Index on each valuation date, including the final valuation date. As described above, a valuation date may be postponed and thus the determination of the level of the Index may be postponed if the Calculation Agent determines that, on a valuation date, a market disruption event has occurred or is continuing.

Any of the following will be a market disruption event as determined by the Calculation Agent:

•

any suspension of, absence or material limitation on trading on the primary exchange on which the Index Components trade as determined by the Calculation Agent (without taking into account any extended or after-hours trading session), in 20% or more of the number of stocks that then comprise the Index or any successor index;

•

any event that disrupts or impairs (as determined by the Calculation Agent) the ability of market participants in general to effect transactions in, or obtain market values for 20% or more of the number of stocks that then comprise the Index or any successor index;

•

a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the number of stocks that then comprise the Index or any successor index during the one hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate;

•

if in the future, such markets become relevant to the calculation or hedging of the Index, any suspension of or material limitation on trading on the primary exchanges that trade options contracts or futures contracts related to the Index Components as determined by the Calculation Agent (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in option contracts or futures contracts related to the Index, or any successor index; or

•

any other event if the Calculation Agent determines that such event materially interferes with our ability to enter into a hedge or unwind all or a material portion of a hedge with respect to the Securities that we have effected or may effect as described below under “Use of Proceeds and Hedging” in this pricing supplement.

For the purpose of determining whether a market disruption event has occurred:

•

a limitation on the hours in a trading day and/or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange;

•	a decision to permanently discontinue trading in the relevant futures or options contracts related to the Index, or any successor index, will not constitute a market disruption event;

•

a suspension in trading in a futures or options contract on the Index, or any successor index, by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts or (c) a disparity in bid and ask quotes relating to those contracts will constitute a suspension of or material limitation on trading in futures or options contracts related to the Index;

•	a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and

•

for the purpose of the first bullet of this section above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the Securities and Exchange Commission of similar scope as determined by the Calculation Agent, will be considered “material.”

Default Amount on Acceleration

If an event of default occurs and the maturity of the Securities is accelerated, we will pay the default amount in respect of the principal of each Security at maturity. We describe the default amount below under “—Default Amount.”

For the purpose of determining whether the holders of our Series A global notes, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the stated principal amount of each Security outstanding as the principal amount of that Security. Although the terms of the Securities may differ from those of the other Series A global notes, holders of specified percentages in principal amount of all Series A global notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A global notes, including the Securities. This action may involve changing some of the terms that apply to the Series A global notes, accelerating the maturity of the Series A global notes after a default or waiving some of our obligations under the indenture.

Default Amount

If a holder of a Security accelerates the maturity of the Security upon an event of default under the indenture referenced in the accompanying prospectus supplement, the amount payable upon acceleration will be the daily repurchase value determined by the Calculation Agent on the next valuation date.

Further Issuances

We may, from time to time, without your consent, create and issue additional securities having the same terms and conditions as the Securities offered by this pricing supplement. If there is substantial demand for the Securities, we may issue additional Securities frequently. Such additional Securities will be fungible with the outstanding Securities. We have no obligation to take your interests into account when deciding whether to issue additional securities.

Discontinuance or Modification of the Index

If the Index Sponsor discontinues compilation or publication of the Index and the Index Sponsor or any other person or entity (including MLPF&S and Deutsche Bank) calculates and publishes an index that the Calculation Agent determines is comparable to the Index and approves as a successor index, then the Calculation Agent will determine the level of the Index on the applicable valuation date and the amount payable at maturity or upon repurchase by Deutsche Bank by reference to such successor index for the period following the discontinuation of the Index.

If the Calculation Agent determines that the publication of the Index is discontinued and that there is no applicable successor index, or that the closing level of the Index is not available because of a market disruption event or for any other reason, on the date on which the level of the Index is required to be determined, or if for any other reason the Index is not available to us or the Calculation Agent on the relevant date, the Calculation Agent will determine the amount payable by a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the Index.

If the Calculation Agent determines that the Index, the Index Components or the method of calculating the Index has been changed at any time in any respect—including any addition, deletion or substitution and any reweighting or rebalancing of Index Components, and whether the change is made by the Index Sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the Index Components, or is due to any other reason—then the Calculation Agent will be permitted (but not required) to make such adjustments to the Index or method of calculating the Index as it believes are appropriate to ensure that the level of the Index used to determine the amount payable on the maturity date or upon repurchase by Deutsche Bank is equitable.

All determinations and adjustments to be made by the Calculation Agent with respect to the level of the Index and the amount payable at maturity or upon repurchase by Deutsche Bank or otherwise relating to the level of the Index may be made in the Calculation Agent’s sole discretion. See “Risk Factors” in this pricing supplement for a discussion of certain conflicts of interest which may arise with respect to the Calculation Agent.

Manner of Payment and Delivery

Any payment on or delivery of the Securities at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Role of Calculation Agent

Deutsche Bank AG, London Branch will serve as the Calculation Agent. The Calculation Agent will, in its sole discretion, make all determinations regarding the value of the Securities, including at maturity or upon repurchase by Deutsche Bank, market disruption events (see “—Market Disruption Events”), business days, trading days, the fee factor, the index factor, the default amount, the initial index level, the final index level, the closing level of the Index on any valuation date, the maturity date, repurchase dates, the amount payable in respect of your Securities at maturity or upon repurchase by Deutsche Bank and any other calculations or determinations to be made by the Calculation Agent as specified herein. The Calculation Agent will rely upon the published level of the Index. If the Index Sponsor discontinues compilation or publication of the Index, or if we are unable to enter into or to adjust any hedge position with respect to any Index Component (see “Use of Proceeds and Hedging”), the Calculation Agent may designate a successor index selected in its sole discretion (which may, but need not be, an index calculated and maintained by the Index Sponsor, MLPF&S or Deutsche Bank) and shall be solely responsible for determining the value of the Securities based on its calculation of such successor index. Absent manifest error, all determinations of the Calculation Agent will be final and binding on you and us, without any liability on the part of the Calculation Agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the Calculation Agent.

CLEARANCE AND SETTLEMENT

Depository Trust Company (“DTC”) participants that hold the Securities through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the Securities and secondary market trading between DTC participants.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the Securities for the purposes we describe in the attached prospectus under “Use of Proceeds.”

We have entered into and expect to continue to enter into transactions to hedge our obligations under the Securities. Such transactions may involve purchases of the Index Components or instruments linked to the Index. From time to time, we may enter into additional hedging transactions or unwind those hedging transactions previously entered into. In this regard, we may:

•	acquire or dispose of long or short positions in some or all of the Index Components;

•	acquire or dispose of long or short positions in listed or over-the-counter options, futures, or other instruments linked to some or all of the Index Components or the Index;

•	acquire or dispose of long or short positions in listed or over-the-counter options, futures, or other instruments linked to the level of other similar market indices; or

•	engage in any combination of the above activities.

We may acquire a long or short position in securities similar to the Securities from time to time and may, in our or their sole discretion, hold or resell those securities.

We may close out our hedge positions on or before the final valuation date. That step may involve sales or purchases of the Index Components, listed or over-the-counter options or futures on Index Components or listed or over-the-counter options, futures, or other instruments linked to the level of the Index, as well as other indices designed to track the performance of the Index.

The hedging activity discussed above may adversely affect the level of the Index and, as a consequence, the market value of the Securities and the amount payable at maturity or upon repurchase by Deutsche Bank. See “Risk Factors” in this pricing supplement for a discussion of possible adverse effects related to our hedging activities.

If we are unable to enter into or to adjust any hedge position with respect to any Index Component, the Calculation Agent may designate a successor index to which the Securities will be linked, which successor index would generally be calculated in the same manner as the Index, except that, for so long as we are unable to hedge the affected Index Component, such Index Component would be replaced with the next potential alternate stock eligible for inclusion in the Index determined in accordance with the Methodology and which we are able to hedge. Such successor index may, but need not be, an index calculated and maintained by the Index Sponsor, Merrill Lynch & Co. or Deutsche Bank. If we subsequently become able to hedge the replaced Index Component, the Securities will continue to be linked to the successor index, but the Calculation Agent may treat such replaced Index Component as eligible for inclusion in such successor index.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences of ownership and disposition of the Securities. It applies only to an investor who holds the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”). This discussion is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described below, possibly with retroactive effect. It does not address all aspects of U.S. federal income taxation that may be relevant to an investor in light of the investor’s particular circumstances or to certain types of investors subject to special treatment under the U.S. federal income tax laws, such as certain former citizens or residents of the United States, certain financial institutions, real estate investment trusts, regulated investment companies, tax-exempt entities, dealers and certain traders in securities, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, persons who hold the Securities as a part of a hedging transaction, straddle, conversion or integrated transaction, U.S. holders (as defined below) who have a “functional currency” other than the U.S. dollar, or individual non-U.S. investors who are present in the United States for 183 days or more in a taxable year in which their Securities are sold or retired.

In addition, we will not attempt to ascertain whether any Index Component would be treated as a “United States real property holding corporation” (a “USRPHC”) within the meaning of Section 897 of the Code. If one or more Index Components were so treated, adverse U.S. federal income tax consequences might apply to a non-U.S. holder upon the sale, exchange or retirement of the Securities. If you are a non-U.S. holder, you should refer to information filed with the SEC by the Index Components and consult your tax adviser regarding the possible consequences to you if an Index Component is or becomes a USRPHC.

Tax Treatment of the Securities

We believe that it is reasonable to treat the Securities as prepaid financial contracts for U.S. federal income tax purposes, with the consequences described below. Due to the absence of authorities that directly address instruments that are similar to the Securities, significant aspects of the U.S. federal income tax consequences of an investment in the Securities are uncertain. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the treatment described herein. Accordingly, you should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities (including possible alternative treatments, some of which are discussed below), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Unless otherwise stated, the following discussion assumes that the treatment of the Securities as prepaid financial contracts will be respected.

Tax Consequences to U.S. Holders

You are a “U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a Security who is (i) a citizen or resident of the United States; (ii) a corporation created or organized under the laws of the United States or any political subdivision thereof; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment Prior to Maturity. You should not recognize taxable income or loss over the term of the Securities prior to retirement, other than pursuant to a sale or exchange of the Securities, as described below.

Sale, Exchange or Retirement of the Securities. Upon a sale, exchange or retirement of the Securities, you will recognize taxable gain or loss equal to the difference between the amount realized on such sale, exchange or retirement and your tax basis in the Securities. Your tax basis in the Securities should equal the amount you paid to acquire them. Such gain or loss should be capital gain or loss and should be long-term capital gain or loss if you have held the Securities for more than one year. The deductibility of capital losses is subject to certain limitations.

Possible Alternative Tax Treatments of an Investment in the Securities. Due to the absence of authorities that directly address the proper tax treatment of the Securities, the IRS or a court might not uphold the treatment described above. Alternative U.S. federal income tax treatments of the Securities are possible that, if applied, could materially and adversely affect the timing and/or character of the income or loss with respect to the Securities. It is possible, for example, that the Securities could be treated as debt instruments issued by us. Under this treatment, the Securities would be governed by Treasury regulations relating to the taxation of contingent payment debt instruments. In that event, even if you are a cash-method taxpayer, in each year that you held the Securities you would be required to accrue into income “original issue discount” based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the Securities, even though no cash would be received on the Securities prior to retirement. In addition, any income on the sale, exchange or retirement of the Securities would be treated as ordinary in character. Moreover, if you were to recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS.

Alternatively, a Security could be characterized as a “constructive ownership transaction” under Section 1260 of the Code. If Section 1260 were to apply to the Securities, any long-term capital gain you recognize on a sale, exchange or retirement of the Securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain” (which, although the matter is unclear, may equal the amount of long-term capital gain you would have realized if you had invested in and disposed of shares of the Index Components in a manner reflecting the Semi-Annual Re-allocations and Annual Reconstitutions during the period you owned the Securities). The “net underlying long-term capital gain” would be treated as zero unless the amount thereof were established by clear and convincing evidence. Any long-term capital gain recharacterized as ordinary income would be treated as accruing at a constant rate over the term you held the Securities in question, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years.

As of the date of this pricing supplement, Section 1260 by its terms applies only to derivatives with respect to “pass-thru” entities and therefore should not apply to the Securities except possibly to the extent that any Index Component is a “pass-thru” entity for purposes of Section 1260. However, Section 1260 authorizes the U.S. Treasury to promulgate regulations to expand the application of the “constructive ownership” regime. As discussed in further detail below, Treasury and the IRS are currently considering a number of issues with respect to instruments such as the Securities, including the possible application of Section 1260.

Other alternative U.S. federal income tax characterizations of the Securities might also require you to include amounts in income during the term of the Securities and/or might treat all or a portion of the gain or loss you recognize with respect to the Securities as ordinary income or loss, or short-term capital gain or loss, without regard to how long you have held the Securities. For example, it is possible that any reconstitution, rebalancing or recomposition of the Index, change in methodology of calculating the Index, or substitution of a successor index could be treated as a “deemed” taxable exchange that could cause you to recognize gain or loss (subject, in the case of loss, to possible application of the “wash sale” rules) as if you had sold or exchanged the Securities.

In December 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments; the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities including possible alternative treatments and the issues presented by the December 2007 notice.

Tax Consequences to Non-U.S. Holders

You are a “non-U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a Security who is: (i) a nonresident alien individual, (ii) a foreign corporation or (iii) a foreign estate or trust.

Sale, Exchange or Retirement of the Securities. Any gain from the sale, exchange or retirement of the Securities should not be subject to U.S. federal income tax, including withholding tax, unless that gain is effectively connected with your conduct of a trade or business in the United States, as described below.

Tax Consequences under Possible Alternative Treatments. If the Securities were treated as indebtedness, any income from the Securities would not be subject to U.S. federal income tax, including withholding tax, provided generally that (i) you certified on IRS Form W-8BEN, under penalties of perjury, that you are not a United States person and otherwise satisfied applicable requirements; and (ii) any income from the Securities was not effectively connected with your conduct of a trade or business in the United States.

As described above under “—Tax Consequences to U.S. Holders—Possible Alternative Tax Treatments of an Investment in the Securities,” in December 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the

Securities. The notice focuses, among other things, on the degree, if any, to which income realized with respect to such instruments by non-U.S. holders should be subject to withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might require non-U.S. holders to accrue income, subject to withholding tax, over the term of the Securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Income Effectively Connected with a Trade or Business in the United States. If you are engaged in a trade or business in the United States, and if income from the Securities are effectively connected with your conduct of that trade or business, you generally will be taxed in the same manner as a U.S. holder. In order to claim an exemption from withholding, you will be required to provide a properly executed IRS Form W-8ECI. If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the Securities, including the possible imposition of a 30% branch profits tax if you are a corporation.

Backup Withholding and Information Reporting

The proceeds received from a sale, exchange or retirement of the Securities will be subject to information reporting unless you are an exempt recipient (such as a domestic corporation) and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer identification number, if you are a U.S. holder) or meet certain other conditions. If you are a non-U.S. holder and you provide a properly executed IRS Form W-8BEN or W-8ECI, as applicable, you generally will establish an exemption from backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

MLPF&S and Nuveen Investments, acting as our agents, sold a portion of the Securities on the inception date directly to investors and to dealers acting as principals at 100% of their stated principal amount. Additional Securities have been and may be offered and sold from time to time, at prevailing prices at the time of sale. It is expected that such additional Securities will be offered through our affiliate, DBSI, acting as our agent, to investors and to dealers acting as principals for resale to investors. We will receive proceeds equal to 100% of the offering price of Securities sold after the inception date.

We may deliver Securities against payment therefor on a date that is greater than three business days following the date of sale of any Securities. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to transact in Securities that are to be issued more than three business days after the related trade date will be required to specify alternative settlement arrangements to prevent a failed settlement.

MLPF&S and each dealer in the initial distribution charged, and DBSI and any other agent and dealer in any subsequent distribution are expected to charge normal commissions for the purchase of the Securities.

Broker-dealers may make a market in the Securities, although none of them are obligated to do so and any of them may stop doing so at any time without notice. This prospectus (including this pricing supplement and the accompanying prospectus supplement and prospectus) may be used by such dealers in connection with market-making transactions. In these transactions, dealers may resell a Security covered by this prospectus that they acquire from other holders after the original offering and sale of the Securities, or they may sell a Security covered by this prospectus in short sale transactions.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the Securities in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act of 1933 (the “Securities Act”). Among other activities, broker-dealers and other persons may make short sales of the Securities and may cover such short positions by borrowing Securities from us or our affiliates or by purchasing Securities from us or our affiliates subject to our obligation to repurchase such Securities at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. If these activities are commenced, they may be discontinued at any time. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus-delivery and liability provisions of the Securities Act. This prospectus will be deemed to cover any short sales of Securities by market participants who cover their short positions with Securities borrowed or acquired from us or our affiliates in the manner described above.

We have retained MLPF&S and Nuveen Investments, each a FINRA member, to provide certain services relating to the distribution of the Securities. MLPF&S and its affiliates and Nuveen Investments will be paid a fee for their services, from the investor fee, equal to 0.35% per annum. DBSI will also provide certain services relating to distributions of the Securities after the inception date. Although DBSI will not receive discounts or commissions in connection with such services, DBSI is expected to charge normal commissions for the purchase of the Securities.

We own, directly or indirectly, all of the outstanding equity securities of DBSI. The net proceeds received from the sales of Securities will be used, in part, by DBSI or one of its affiliates in connection with hedging our obligations under the Securities. Any distribution of the Securities in which DBSI participates will comply with the requirements of NASD Rule

2720. In accordance with NASD Rule 2720, DBSI may not make sales of the Securities to any of its discretionary accounts without the prior written approval of the customer.

We have entered into a license agreement with MLPF&S pursuant to which MLPF&S has licensed us to use certain of its intellectual property in connection with the Securities. In connection with this license agreement, MLPF&S will be paid a licensing fee equal to 0.15% per annum; this fee, which is paid from the investor fee, is included in the 0.35% fee described above. The amount of the fees that represent underwriting compensation will not exceed a total of 8% of the proceeds to us from the Securities.

From time to time, MLPF&S and its affiliates have, and in the future may, engage in transactions with and perform services for us for which they have been, and may be, paid customary fees.

BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) should consider the fiduciary standards of ERISA in the context of the ERISA Plans’ particular circumstances before authorizing an investment in the Securities. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (“Parties in Interest”) with respect to such Plans.

As a result of our business, we are a Party in Interest with respect to many Plans. Where we are a Party in Interest with respect to a Plan (either directly or by reason of ownership of our subsidiaries), the purchase, holding or disposition of the Securities by or on behalf of the Plan would be a prohibited transaction under Section 406(a)(1) of ERISA and Section 4975(c)(1) of the Code, unless exemptive relief were available under an applicable statutory or administrative exemption (as described below) or there was some other basis on which the transaction was not prohibited.

Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase, holding or disposition of the Securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase, holding and disposition of the Securities, provided that neither the issuer of the Securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction, and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”).

Accordingly, the Securities may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 issued by the U.S. Department of Labor or the service provider exemption or there is some other basis on which the purchase and holding of the Securities is not prohibited. Each purchaser or holder of the Securities or any interest therein will be deemed to have represented by its purchase of the Securities that (a) its purchase and holding of the Securities is not made on behalf of or with “plan assets” of any Plan or (b) its purchase, holding and disposition of the Securities will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or documents (“Similar Laws”). Accordingly, each purchaser or holder of the Securities shall be deemed to represent by its acquisition of a Security that its acquisition, holding and disposition will not be prohibited under applicable Similar Laws.

Due to the complexity of the applicable rules, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under such laws.

Each purchaser and holder of the Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Laws. The sale of any Securities to any Plan or plan subject to similar laws is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

LEGAL MATTERS

Davis Polk & Wardwell LLP and Sidley Austin LLP have acted as special counsel to the agents. Davis Polk & Wardwell LLP and Sidley Austin LLP have in the past represented the Issuer and its affiliates and continues to represent the Issuer and its affiliates on a regular basis and in a variety of matters.

ANNEX A

FORM OF OFFER FOR REPURCHASE

[PART A: TO BE COMPLETED BY THE BENEFICIAL OWNER]

Dated:

Deutsche Bank Securities Inc., as Repurchase Agent (“DBSI”)

Fax: 917-512-9226

Re: ELEMENTSSM Linked to the Benjamin GrahamSM Small Cap Value Index—Total Return due August 14, 2023 issued by Deutsche Bank AG (the “ELEMENTS”)

The undersigned beneficial owner hereby irrevocably offers to Deutsche Bank AG (“Deutsche Bank”) the right to repurchase the ELEMENTS in the amounts and on the date set forth below.

Name of beneficial holder:

Stated principal amount of ELEMENTS offered for repurchase (You must offer at least 250,000 ELEMENTS ($2,500,000 stated principal amount) for repurchase at one time for your offer to be valid.):

Applicable valuation date:                     , 20

Applicable repurchase date:                     , 20

Contact Name:

Telephone #:

My ELEMENTS are held in the following DTC Participant’s Account (the following information is available from the broker through which you hold your ELEMENTS):

Name:

DTC Account Number (and any relevant sub-account):

Contact Name:

Telephone Number:

Acknowledgement: In addition to any other requirements specified in the Pricing Supplement being satisfied, I acknowledge that the ELEMENTS specified above will not be repurchased unless (i) this offer, as completed and signed by the DTC Participant through which my ELEMENTS are held (the “DTC Participant”), is delivered to DBSI by 4:00 p.m., New York City time, on the business day immediately preceding the applicable valuation date, (ii) the DTC Participant has booked a “delivery vs. payment” (“DVP”) trade on the applicable valuation date facing DBSI, and (iii) the DTC Participant instructs DTC to deliver the DVP trade to DBSI as booked for settlement via DTC at or prior to 10:00 a.m. on the applicable repurchase date.

The undersigned acknowledges that Deutsche Bank and DBSI will not be responsible for any failure by the DTC Participant through which such undersigned’s ELEMENTS are held to fulfill the requirements for repurchase set forth above.

[Beneficial Holder]

PART B OF THIS NOTICE IS TO BE COMPLETED BY THE DTC PARTICIPANT IN WHOSE ACCOUNT THE ELEMENTS ARE HELD AND DELIVERED TO DBSI BY 4:00 P.M., NEW YORK CITY TIME, ON THE BUSINESS DAYS IMMEDIATELY PRECEDING THE APPLICABLE VALUATION DATE

A-1

BROKER’S CONFIRMATION OF REPURCHASE

[PART B: TO BE COMPLETED BY BROKER]

Dated:

Deutsche Bank Securities Inc., as Repurchase Agent

Re: ELEMENTSSM Linked to the Benjamin GrahamSM Small Cap Value Index—Total Return due August 14, 2023 issued by Deutsche Bank AG (the “ELEMENTS”)

Dear Sirs:

The undersigned holder of ELEMENTSSM Linked to the Benjamin Graham Small Cap Value Index—Total Return due August 14, 2023 issued by Deutsche Bank AG, CUSIP No. 25154H 59 0 (the “ELEMENTS”) hereby irrevocably offers to Deutsche Bank AG the right to repurchase, on the Repurchase Date of                     , with respect to the stated principal amount of ELEMENTS indicated below as described in the pricing supplement relating to the ELEMENTS (the “Pricing Supplement”). Terms not defined herein have the meanings given to such terms in the Pricing Supplement.

The undersigned certifies to you that it will (i) book a delivery vs. payment trade on the valuation date with respect to the stated principal amount of ELEMENTS specified below at a price per ELEMENT equal to the repurchase value, facing Deutsche Bank Securities Inc., DTC #0573 and (ii) deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. New York City time on the repurchase date.

Very truly yours,

[NAME OF DTC PARTICIPANT HOLDER]

Contact Name:

Title:

Telephone:

Fax:

E-mail:

Stated principal amount of ELEMENTS offered for repurchase (you must offer at least 250,000 ELEMENTS ($2,500,000 stated principal amount) for repurchase at one time for your offer to be valid):

DTC # (and any relevant sub-account):

A-2

25,000,000

ELEMENTSSM

Linked to the Benjamin GrahamSM Small Cap Value Index—Total Return

due August 14, 2023

Pricing supplement

September 29, 2009

Deutsche Bank Securities

Nuveen Investments	BofA Merrill Lynch

As Agents for

Deutsche Bank AG, London Branch

ELEMENTSSM and   are service marks of Merrill Lynch, Pierce, Fenner & Smith Incorporated

CUSIP Number: 25154H 59 0